SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐      Preliminary Proxy Statement
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☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
ROADHOUSE GRILL, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box)

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ROADHOUSE GRILL, INC.
2703-A GATEWAY DRIVE
POMPANO BEACH, FLORIDA 33069
Dear Shareholder:
     You are cordially invited to attend a special meeting (the “Meeting”) of the shareholders of Roadhouse Grill, Inc. (“Roadhouse” or the “Company”), which will be held at One Southeast Third Avenue, 19th Floor, Miami, Florida on January 30, 2006 at 10:00 a.m. local time.
     On November 17, 2005, the Company entered into an Agreement and Plan of Merger (which is referred to herein as the “Merger Agreement”) with Steakhouse Partners, Inc. (“Steakhouse”) and its wholly owned subsidiary, RGI Acquisition Corp. (“Merger Sub”). If the merger (the “Merger”) is completed, Roadhouse will become a wholly owned subsidiary of Steakhouse and you will be entitled to receive $0.7723, without interest and less applicable withholding taxes, for each share of common stock of Roadhouse that you own, subject to adjustment as provided in the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex “A”, and you are encouraged to read it in its entirety. At the Meeting, we will ask you to consider and vote upon a proposal to adopt the Merger Agreement.
     After careful consideration, our board of directors (“Board”) unanimously approved the Merger Agreement and determined that the Merger Agreement and Merger are fair to, advisable, and in the best interests of Roadhouse and our shareholders. The Board therefore unanimously recommends that you vote “FOR” the adoption of the Merger Agreement. In reaching such determination, the Board considered a number of factors which are set forth in the proxy statement that accompanies this letter.
     Berjaya Group (Cayman) Limited, which owns approximately 66.5% of our outstanding common stock, and Tonto Capital Partners GP, which owns approximately 9.5% of our capital stock, have entered into voting agreements to vote their shares in favor of the Merger.
     The accompanying proxy statement provides you with information about the Merger and the Meeting. We urge you to read these materials carefully. You may also obtain additional information from our filings with the Securities and Exchange Commission.
     Your vote is very important. The Merger cannot be completed unless the Merger Agreement is approved by the affirmative vote of the holders of a majority of the shares of the outstanding common stock of the Company. If you fail to vote on the Merger Agreement, your failure to vote will be as if you voted against adoption of the Merger Agreement.
     Whether or not you are able to attend the Meeting in person, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage-paid envelope. This action will not limit your right to attend the Meeting and vote in person. Thank you for your cooperation and your continued support of the Company.
Sincerely,
Ayman Sabi
President and Chief Executive Officer
January 5, 2006

ROADHOUSE GRILL, INC.
2703-A GATEWAY DRIVE
POMPANO BEACH, FLORIDA 33069
NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 30, 2006
To our Shareholders:
     NOTICE IS HEREBY GIVEN that a Special Meeting (the “Meeting”) of the Shareholders of Roadhouse Grill, Inc. (the “Company”) will be held on January 30, 2006, at 10:00 a.m. local time, at One Southeast Third Avenue, 19th Floor, Miami, Florida, for the following purposes, which are set forth more completely in the accompanying proxy statement:
(1)	To approve of the proposed merger by and among the Company, Steakhouse Partners, Inc. (“Steakhouse”), and RGI Acquisition Corp., a wholly owned subsidiary of Steakhouse;

(2)	To adjourn or postpone the Meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient proxies to adopt the Merger Agreement; and

(3)	To act on other matters and transact such other business as may properly come before the Meeting.
     A FORM OF PROXY IS INCLUDED WITH THIS PROXY STATEMENT. IN ADDITION, A COPY OF THE MERGER AGREEMENT, A COPY OF THE FAIRNESS OPINION PREPARED BY CAPITALINK L.C., AND THE FLORIDA BUSINESS LAWS THAT SET FORTH YOUR RIGHT TO DISSENT FROM THE MERGER ARE ENCLOSED HERETO AS ANNEXES “A”, “B”, AND “C”, RESPECTIVELY. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.
By order of the Board of Directors
Alain K.K. Lee
Corporate Secretary
Pompano Beach, Florida
January 5, 2006

i

ii

ROADHOUSE GRILL, INC.
2703-A GATEWAY DRIVE
POMPANO BEACH, FLORIDA 33069
PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors (the “Board”) of Roadhouse Grill, Inc., a Florida corporation (“Roadhouse” or the “Company”) for use at a special meeting of the shareholders of the Company (the “Meeting”) to be held on January 30, 2006, at 10:00 a.m., local time, at One Southeast Third Avenue, 19th Floor, Miami, Florida. The approximate date on which this proxy statement and the enclosed proxy will be sent to shareholders will be January 10, 2006. The form of proxy provides a space for you to withhold your vote for the proposal.
     At the Meeting, Roadhouse’s shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 17, 2005 (the “Merger Agreement”), by and among the Company, Steakhouse Partners, Inc., a publicly traded company (STKP.PK) (“Steakhouse”), and Steakhouse’s wholly owned subsidiary, RGI Acquisition Corp. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub is to be merged with and into Roadhouse (the “Merger”), and Roadhouse is to become a wholly owned subsidiary of Steakhouse. The Merger will become effective (the “Effective Time”) upon the filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Florida, or at such later time as may be agreed to by Roadhouse and Steakhouse and specified in the Certificate of Merger. Such filing is expected to take place on the closing date of the Merger transaction contemplated by the Merger Agreement.
     At the Effective Time, pursuant to the Merger Agreement, each share of common stock, $0.03 par value per share, of Roadhouse (the “Common Stock”) outstanding immediately prior to the Effective Time will be purchased by Steakhouse for $0.7723 per share, subject to adjustment as more particularly described in this proxy statement and in the Merger Agreement (“Merger Consideration”). On November 17, 2005 (the date that the Merger Agreement was executed), the closing price of the Common Stock as quoted on the pink sheets was $0.40 per share.
     The Merger is subject to the approval by Roadhouse’s shareholders, and holders of more than a majority of the shares of Roadhouse Common Stock have entered into voting agreements to vote their shares in favor of the Merger. The Merger is also subject to certain conditions, including the obtaining by Steakhouse of financing sufficient to complete the transaction, and other customary closing conditions, and as such, there can be no assurance that the Merger will be completed.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON ITS MERITS OR THE FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement is dated January 5, 2006 and is first being mailed to the Company’s shareholders on or about January 10, 2006.

SUMMARY
     This summary highlights selected information contained in this proxy statement and may not contain all information that is important to stockholders. This summary is qualified in its entirety by reference to the information contained elsewhere in this proxy statement. Shareholders are urged to read the entire proxy statement, including the annexes.
Information about the companies
Roadhouse Grill, Inc.
Roadhouse Grill, Inc.
2703-A Gateway Drive
Pompano Beach, Florida 33069
Tel: (954) 957-2600
     Roadhouse Grill, Inc., based in Pompano Beach, Florida, owns and operates 62 full-service, casual-dining restaurants and has 12 franchised or licensed restaurants. The Company’s restaurants, which offer a “rambunctious” style consistent with Roadhouse’s motto, “Eat, drink, and be yourself”, are located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, New York, North Carolina, Ohio, and South Carolina. For more information about Roadhouse, visit www.roadhousegrill.com. Roadhouse’s common stock is quoted on the Pink Sheets under the symbol “GRLL.PK”.
Steakhouse Partners, Inc.
Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, California 92131
Tel: (858) 689-2333
     Steakhouse Partners, Inc. is a restaurant company operating 25 restaurants in 8 states. Steakhouse operates primarily under the names of Hungry Hunter, Hunter’s Steakhouse, Mountain Jack’s, and Carver’s. Steakhouse has its principal executive offices in San Diego, California. For more information about Steakhouse, visit www.paragonsteak.com. Steakhouse’s common stock is quoted on the Pink Sheets under the symbol “STKP.PK”
Merger Sub
RGI Acquisition Corp.
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, California 92131
Tel: (858) 689-2333

     RGI Acquisition Corp. is a Florida corporation and a wholly owned subsidiary of Steakhouse. RGI Acquisition Corp. has been formed solely for the purposes of the Merger and is engaged in no other business.
Overview of the Merger and the consideration to be received by Roadhouse shareholders in the Merger
     Roadhouse, Steakhouse, and Merger Sub have entered into the Merger Agreement, pursuant to which Steakhouse will acquire Roadhouse through a merger of Merger Sub into Roadhouse. Roadhouse will be the surviving corporation in the Merger. After the Merger, Roadhouse will continue as a wholly-owned subsidiary of Steakhouse.
     At the Effective Time of the Merger, each issued and outstanding share of Roadhouse Common Stock (other than dissenting shares) will be converted into the right to receive $0.7723 in cash, without interest and less any applicable withholding taxes, subject to adjustment to the extent that the Company’s “net debt” and/or “enumerated transaction expenses” (as defined in the Merger Agreement) as at the Effective Time, exceed certain levels, as more particularly described in “The Merger-Merger Consideration” at page 24.
     The Merger Agreement contains a financing contingency. If Steakhouse fails to find financing of at least $35,000,000, Steakhouse will be under no obligation to consummate the Merger. There can be no assurance as to whether this condition will be satisfied or waived.
     Steakhouse has entered into agreements with Berjaya Group (Cayman) Limited (“Berjaya”) and Tonto Capital Partners, GP, a general partnership of which our Chief Executive Officer, Ayman Sabi, is the managing partner (“Tonto”), which collectively own 76% of the Company’s outstanding Common Stock, to vote their shares of Roadhouse Common Stock in favor of the Merger (the “Voting Agreements”, or individually referred to as “Voting Agreement”).
The Meeting
     At the Meeting, shareholders will consider and vote upon a proposal to adopt the Merger Agreement.
Date, Time, and Place
     The Meeting will be held on January 30, 2006, at One Southeast Third Avenue, 19th Floor, Miami, Florida, at 10:00 a.m. local time.
Record date and shares entitled to vote
     Holders of record of common stock are entitled to cast one vote for each share of Common Stock held at the close of business on December 29, 2005, the record date for the Meeting (“Record Date”). As of the Record Date, there were 29,220,663 shares of Roadhouse Common Stock outstanding and entitled to vote, of which approximately 76% of the total outstanding shares of Roadhouse Common Stock were beneficially owned by members of the Board, executive officers of Roadhouse, and Berjaya. Neither Steakhouse nor Merger Sub holds any outstanding shares of Roadhouse Common Stock. See “The Meeting – Voting Rights” on page 20 for further details.
Vote required
     The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement. Berjaya and Tonto, which collectively own 76% of the Company’s outstanding common stock, have entered into Voting Agreements in which they have agreed to vote their shares of Roadhouse Common Stock in favor of the Merger.
Changing a vote after a proxy card has been sent
     A proxy may be revoked at any time before it is voted by delivering a written notice to Roadhouse Grill, 2703-A Gateway Drive, Pompano Beach, Florida, 33069, Attn: Corporate Secretary, or by attending the Meeting and voting in person. Simply attending the Meeting, however, will not revoke the proxy. If a shareholder has instructed a broker to vote his, her, or its shares of common stock, he, she, or it must follow the directions of the broker to revoke the proxy. See “The Meeting – Voting and Revocation of Proxies” on page 20 for further details.
Quorum
     A quorum must be present to transact business at the Meeting. If a shareholder submits a properly executed proxy card, even if that person abstains from voting, that shareholder’s shares will be counted for purposes of calculating whether a quorum is present at the Meeting. A quorum at the Meeting requires the presence, whether in person or by proxy, of a majority of the common stock issued and outstanding as of the Record Date. See “The Meeting – Voting Rights; Votes Required for Approval” on page 20 for further details.
Board Recommendation
     During a meeting of Roadhouse’s Board of Directors held on November 4, 2005, the Board unanimously approved and adopted the Merger Agreement. The Board recommends that holders of shares of Roadhouse Common Stock vote to adopt the Merger Agreement. See “The Merger – Background of the Merger” on page 22 for further details.
The Merger
     The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the Merger Agreement and the Merger is qualified in its entirety by reference to the Merger Agreement itself, a copy of which is attached as Annex “A” to this proxy statement.

Consideration to be received by Roadhouse shareholders in the Merger
     Upon completion of the Merger, each issued and outstanding share of Roadhouse Common Stock (other than dissenting shares) will be converted into the right to receive $0.7723 in cash, without interest and less applicable withholding taxes, and subject to adjustment as provided in this proxy statement and in the Merger Agreement.
Roadhouse Stock Options
     Under the Merger Agreement, all options to purchase shares of Roadhouse Common Stock outstanding at the Effective Time shall receive payment equal to (i) the product of (x) the number of shares of Roadhouse Common Stock subject to each option, and (y) the price per share as per the Merger Agreement, or $0.7723 per share, minus (ii) the exercise price per share of each option (in all cases, $0.36 per share) and all federal, state, and local taxes applicable and required by law to be withheld. See “The Merger Agreement – Roadhouse Options” on page 42 for further details.
Opinion of Roadhouse’s Financial Advisor
     Capitalink, L.C., Roadhouse’s financial advisor, rendered its opinion to the Board on November 4, 2005 that the Merger Consideration is fair from a financial point of view to Roadhouse’s non-affiliated shareholders. See “Opinion of Roadhouse’s Financial Advisor” on page 30 for further details.
Conditions to the Merger
     The obligations of each party to consummate the Merger as set forth in the Merger Agreement are subject to a number of conditions. For details on each of these conditions see “The Merger Agreement – Conditions to the Merger” on page 46.
No Solicitation
     Roadhouse has agreed not to, and to cause its officers, directors, representatives, and agents not to, take any action which directly or indirectly solicits a third party to submit a further bid for Roadhouse. However, the Merger Agreement has a procedure for the consideration of unsolicited superior proposals that are received during the pendency of the Merger Agreement. For information see “The Merger Agreement – No Solicitation; Termination Fee” on page 49.
Termination of the Merger Agreement
     There are certain conditions which, if they occur, will permit one party or either party to terminate the Merger Agreement before the Merger is consummated. For information see “The Merger Agreement – Termination” on page 48. Additionally, under certain circumstances, Roadhouse may be liable to pay a “termination fee” to Steakhouse if Roadhouse terminates the Merger Agreement before the Merger is consummated in order to complete a sale of Roadhouse to a bidder that has made a superior proposal. For further information, see “The Merger Agreement – No Solicitation; Termination Fee” on page 49.

Tax consequences of the Merger
     Generally, the Merger will be taxable for U.S. federal income tax purposes to holders of Roadhouse Common Stock. Each shareholder will recognize a taxable gain or loss in the amount of the difference between the per share Merger Consideration and the shareholder’s adjusted tax basis for each share of Roadhouse Common Stock held by such shareholder at the Effective Time of the Merger. See “The Merger – Federal Income Tax Consequences” on page 25 for further details.
Appraisal Rights of shareholders
     Record holders of Roadhouse Common Stock have the right under the Florida Business Corporation Act (the “FBCA”) to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Roadhouse Common Stock in lieu of the Merger Consideration. The sections of the FBCA that grant appraisal rights and govern such procedures are attached hereto as Annex “C”. See “The Merger – Appraisal Rights” on page 26 for further details.
Interests of certain persons in the Merger
     Certain directors, officers, and affiliates of Roadhouse have interests in the Merger that are different than those of holders of Roadhouse Common Stock. These interests consist of the following:

☐	Berjaya is a lender to the Company and is currently owed a principal balance of $3,111,000. All such loans are secured by a lien on substantially all of the Company’s assets. Under its loan agreements with the Company, all outstanding loans due to Berjaya are due on the earlier of March 31, 2006 or upon a closing of a sale of the Company or its business, and all such loans will become due and payable in full upon the closing of the Merger.

☐	Berjaya, as a lender to the Company, has consented to the Merger in accordance with the requirements contained in the Company’s loan agreement with Berjaya that it obtain Berjaya’s written permission prior to entering into a sale transaction agreement. Berjaya has also entered into a Voting Agreement pursuant to which it has agreed to vote the shares of Roadhouse Common Stock that it owns in favor of the Merger. In consideration for Berjaya both granting its consent and entering into the Voting Agreement, Roadhouse has agreed to pay Berjaya a fee of $850,000 at the closing of the Merger;

☐	Ayman Sabi has loaned to the Company $120,000, which is payable on demand. Further, Mr. Sabi, individually and as the managing partner of Tonto, has entered into a Voting Agreement with Steakhouse to vote all of the shares of Roadhouse Common Stock that he owns or controls in favor of the Merger. In consideration for Mr. Sabi entering into such Voting Agreement, Roadhouse has agreed to pay Mr. Sabi a fee of $50,000 at the closing of the Merger.

☐	Under the Company’s existing special incentive compensation plan, upon completion of the Merger all of the Company’s executive officers and several of the Company’s key employees will receive cash compensation aggregating $706,986;

☐	Ayman Sabi, the Company’s Chief Executive Officer, has a severance agreement with the Company that allows him, upon a change of control of the Company, to terminate his employment with the Company and to receive certain compensation. Mr. Sabi has advised the Company that he intends to elect to terminate his employment with the Company immediately after the closing of the Merger. As a result, immediately after the Merger the Company will be obligated to pay aggregate compensation of $722,000 to Mr. Sabi;

☐	Michael C. Brant, the Company’s Executive Vice President and Chief Financial Officer, has entered into a retention agreement with the Company under which he is entitled to receive a payment aggregating $182,423 on December 31, 2005; and

☐	Five Company employees, Alain K.K. Lee, David Foulke, Mark Rogers, Dorothy Blalock and Ken Fordik, have existing severance agreements with the Company pursuant to which they will be entitled to certain compensation if they are terminated within one year after the Merger.

For more information, see “The Merger – Interests of Certain Persons in the Merger” on page 27.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA
     The following summary historical data for each of the fiscal years 2003 through 2005 has been derived from the Company’s Consolidated Financial Statements, which have been audited by Grant Thornton LLP. The Consolidated Financial Statements for the last three fiscal years are contained in the Company’s Annual Report on Form 10-K for the year ended April 24, 2005. The following unaudited financial data for the fiscal first half of 2005 and 2006 has been derived from the Company’s unaudited historical financial statements, which, in the opinion of the Company’s management, include all adjustments necessary for a fair presentation of such data. Such unaudited quarterly financial statements are contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 23, 2005.
Statement of Operations Data:

	Fiscal years ended
In thousands, except per share data	April 24, 2005	April 25, 2004	April 27, 2003
Total revenues	$129,207	$139,380	$140,924
Cost of restaurant sales:
Food and beverage	46,082	49,271	47,439
Labor and benefits	41,829	45,078	47,860
Occupancy and other	34,010	33,483	34,567
Pre-opening expenses	—	120	124

Total cost of restaurant sales	121,921	127,952	129,990
Depreciation and amortization	6,197	7,078	7,460
General and administrative expenses	6,775	6,506	6,956
Asset impairment	1,768	964	5,854
Restructuring charge	—	(96)	46
Reorganization expenses	—	—	2,726

Total operating expenses	136,661	142,404	153,032

Operating loss	(7,454)	(3,024)	(12,108)

Other income (expense):
Gain on extinguishment of debt	7,102	—	—
Interest expense, net	(1,550)	(3,236)	(2,289)
Other, net	(464)	282	75

Total other income (expense)	5,088	(2,954)	(2,214)

Loss before income taxes and extraordinary gain	(2,366)	(5,978)	(14,322)
Income tax expense (benefit)	75	(1)	(1,241)

Loss before extraordinary gain	(2,441)	(5,977)	(13,081)
Extraordinary gain	—	—	1,838

Net loss	$(2,441)	$(5,977)	$(11,243)

Basic net loss per share	$(0.08)	$(0.20)	$(0.56)

Diluted net loss per share	$(0.08)	$(0.20)	$(0.56)

Weighted average common shares outstanding	29,220,663	29,220,663	20,000,744

Weighted average common shares and share equivalents outstanding assuming dilution	29,220,663	29,220,663	20,000,744

	Twenty-six weeks ended
	October 23,	October 24,
	2005	2004
Total revenues	$55,807	$58,633
Cost of restaurant sales:
Food and beverage	18,913	20,956
Labor and benefits	19,185	18,985
Occupancy and other	15,082	14,902

Total cost of restaurant sales	53,180	54,843
Depreciation and amortization	2,698	2,839
General and administrative expenses	3,855	3,251

Total operating expenses	59,733	60,933

Operating loss	(3,926)	(2,300)

Other income (expense)÷
Loss on sale/disposal of fixed assets	(11)	(7)
Gain on extinguishment of debt	—	7,102
Interest expense, net	(539)	(1,168)

Total other income (expense)	(550)	5,927

Income (loss) from continuing operations	(4,476)	3,627
Discontinued Operations:
Loss from operations of discontinued restaurants	(776)	(1,164)
Loss on disposal of discontinued restaurants, including provision of $100 for operating losses during phase-out period	(528)	—

Net Loss	$(5,780)	$2,463

Basic net loss per share	$(0.20)	$0.08

Diluted net loss per share	$(0.20)	$0.08

Weighted average common shares outstanding	29,220,663	29,220,663

Weighted average common shares and share equivalents outstanding assuming dilution	29,220,663	29,220,663

	October 23,	April 24,	April 25,	April 27,
Balance Sheet Data	2005	2005	2004	2003
Cash and cash equivalents	$332	$810	$1,181	$2,956
Total current assets	2,838	3,890	3,804	7,393
Property and equipment	22,257	24,593	49,512	60,024
Total assets	28,416	31,714	57,314	71,304

Long-term debt, including current portion	7,351	5,597	32,666	39,559
Obligations under capital leases, including current portion	3,907	4,600	5,398	6,714
Total current liabilities	21,677	17,164	17,856	19,474
Total liabilities	31,791	29,328	52,506	60,519

Total shareholders’ equity	(3,375)	2,386	4,808	10,785

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE MERGER
     The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed Merger and the Meeting. You should still carefully read the entire proxy statement, including the annexes. If there are any differences between the information in this section and information elsewhere in this proxy statement, the information contained elsewhere in this proxy statement will control.
Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you owned shares of the Company’s outstanding Common Stock on the Record Date. The Board is providing these materials to you to give you information for use in determining how to vote in connection with the Meeting.

Q:	Where and when is the Meeting?

A:	The Meeting will be held at 10:00 a.m., local time, at One Southeast Third Avenue, 19th Floor, Miami, Florida, on January 30, 2006.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the Board.

Q:	What matters will be voted on at the Meeting?

A:	You will be asked to vote on three proposals: (1) to adopt the Merger Agreement, which provides for the merger of Merger Sub with and into Roadhouse and the conversion of each outstanding share of Roadhouse into the right to receive $0.7723 in cash, without interest, subject to certain adjustments, (2) to approve the adjournment or postponement of the Meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the Meeting to adopt the Merger Agreement, and (3) to act on other matters and transact such other business as may properly come before the Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends that you vote “FOR” all of the matters that come before the Meeting.

Q:	What vote is required for Roadhouse’s shareholders to adopt the Merger Agreement?

A:	To adopt the Merger Agreement, holders of a majority of the outstanding shares of our common stock must vote “FOR” adoption of the Merger Agreement. Tonto Capital Partners, GP and Berjaya Group (Cayman) Limited, which collectively own 76% of the Company’s outstanding Common Stock, have entered into the Voting Agreements pursuant to which they have agreed to vote the shares of Common Stock that they own “FOR” the adoption of the Merger Agreement.

Q:	What vote is required for Roadhouse’s shareholders to approve the proposal to adjourn or postpone the Meeting, if necessary, to permit the further solicitation of proxies?

A:	The proposal to adjourn or postpone the Meeting, if necessary, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of Roadhouse Common Stock represented by proxy or present at the meeting and voting on the manner.

Q:	Who is entitled to vote at the Meeting?

A:	Holders of record of the Company’s Common Stock as of the close of business on the Record Date are entitled to receive notice of and vote at the Meeting. On the Record Date, 29,220,663 shares of the Company’s Common Stock were outstanding and entitled to vote. You may vote all shares you owned as of the Record Date. You are entitled to one vote per share.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, and returning the enclosed proxy card. You can also attend the Meeting and vote in person. DO NOT ENCLOSE OR RETURN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will only be permitted to vote your shares on the adoption of the Merger Agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the Merger Agreement or the proposal to solicit additional proxies, necessary, to adopt the Merger Agreement, your shares will not be voted.

Q:	How do I vote my shares of Roadhouse Common Stock?

A:	Before you vote, you should carefully read and consider the information contained or incorporated by reference in this proxy statement, including the appendices. You may vote in any of the following ways:
•	By mail – complete, sign, and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible; or

•	In person at the Meeting.

Even if you plan to attend the meeting in person, however, we request that you complete, sign, and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible to ensure your shares will be represented at the Meeting if you are unable to attend. This action will not limit in any way your right to vote your shares in person if you attend the Meeting.
Q:	How are votes counted?

A:	For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST, OR ABSTAIN. Abstentions will be counted for purposes of constituting a quorum but will be treated the same as “no” votes for purposes of determining the vote on the adoption of the Merger Agreement.

For the proposal to adjourn or postpone the Meeting, if necessary, you may vote FOR, AGAINST, OR ABSTAIN. Abstentions will be treated the same as “no” votes in calculating the vote on this matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” adoption of the Merger Agreement and “FOR” the proposal to postpone or adjourn the Meeting, if necessary, to solicit further proxies, and will be voted in accordance with the recommendation of the Board on any other matters that properly come before the Meeting for a vote.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Meeting. You can do this in one of three ways: (1) you can send a written notice dated after the date of your signed proxy to the corporate secretary of the Company expressing your intent to revoke your proxy, (2) you can submit a new proxy card, or (3) you can attend the Meeting and vote in person. Your attendance alone at the Meeting will not revoke your proxy.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Roadhouse by Steakhouse Partners, Inc., a Delaware corporation, pursuant to the Merger Agreement. If the proposed transaction is completed, Merger Sub will merge with and into Roadhouse and Roadhouse will be the surviving corporation. Steakhouse is a publicly traded company whose common stock is quoted on the pink sheets under the symbol “STKP.PK”.

Q:	If the Merger is completed, what will I be entitled to receive for my shares of Roadhouse Common Stock?

A:	You will be entitled to receive $0.7723 in cash, without interest and less any applicable withholding taxes, for each share of Roadhouse Common Stock you own, subject to certain adjustments as set forth herein and in the Merger Agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the FBCA, shareholders are entitled to appraisal rights. See “The Merger – Appraisal Rights” on page 26 for additional information on your right of appraisal.

Q:	Why is the Board recommending the Merger?

A:	The Board believes that the Merger and the Merger Agreement best interests of vote “FOR” the Roadhouse’s details on this are advisable and in the Roadhouse adoption of the Financial Advisor” matter. stockholders and Merger Agreement. on page 30 and “The have unanimously See “Opinion of Merger – Reasons recommended that for the Merger” on you page 24 for further details on this matter.

Q:	Is the Merger subject to the satisfaction of any conditions?

A:	Yes. The Merger is subject to a number of conditions. See “The Merger Agreement – Conditions to the Merger” on page 46.

Q:	Will the Merger be a taxable transaction to me?

A:	Yes. The receipt of cash for shares of Roadhouse Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of Roadhouse Common Stock. See the section entitled “The Merger – Federal Income Tax Consequences” on page 25 of this proxy statement for a more detailed explanation of the federal tax consequences of the Merger. You should consult your personal tax advisor on how specific tax consequences of the Merger may apply to you.

Q:	Should I send in my Roadhouse stock certificates now?

A:	No. After the Merger is completed, the exchange agent will send you written instructions for exchanging your stock certificate for cash. You will receive your cash payment as soon as is practicable after the exchange agent receives your stock certificates and any other documents required in the instructions. PLEASE DO NOT SEND IN YOUR ROADHOUSE STOCK CERTIFICATES NOW.

Q:	What should I do if I have questions?

A:	If you have more questions about the Meeting, the Merger, or this proxy statement, or if you would like additional copies of the proxy statement or proxy card, please contact the Company at:
Roadhouse Grill, Inc.
2703-A Gateway Drive
Pompano Beach, Florida 33069
Attention: Chief Financial Officer
(954) 957-2600

FORWARD LOOKING STATEMENTS
     This proxy statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Statements preceded by, followed by, or that include the words “believes,” “expects,” “anticipates,” or similar expressions are generally considered to be forward-looking statements.
     Forward looking statements contained in this proxy statement are not guarantees of future performance and involve certain risks, uncertainties and assumptions, all of which are difficult to predict. The Company wishes to caution readers that certain important factors have affected in the past and may affect in the future the Company’s actual results, and such factors could cause actual results to differ significantly from those expressed or implied in any forward looking statement contained in this proxy statement.
     The forward looking statements contained in this proxy statement reflect the Company’s current view about future events and are subject to risks, uncertainties and assumptions. Forward looking statements contained in this proxy statement relate to such matters as the anticipated consideration payable to Company shareholders in the Merger, whether the conditions to closing of the Merger (including Steakhouse’s financing contingency) will be satisfied and whether the Merger will be completed. These important factors, as well as the other factors described elsewhere in this proxy statement, could cause the assumptions underlying the Company’s forward looking statements to be incorrect and thereby cause the Company’s actual results to differ materially from those expressed in or implied by the Company’s forward looking statements. The Company undertakes no obligation to revise any of the forward looking statements contained in this proxy statement, which speak only as of the date hereof. Readers of this proxy statement are therefore cautioned not to place undue reliance on these forward looking statements.

MARKET PRICE DATA
     Roadhouse’s Common Stock is quoted on the Pink Sheets under the symbol “GRLL.PK.” The closing sales price of the Common Stock on November 17, 2005, which was the last trading day before the Company announced the Merger, was $ 0.40 per share. On December 30, 2005, which is the latest practicable trading day before this proxy statement was printed, the closing sales price for our common stock was $0.36 per share. If the Merger is consummated, the Company’s Common Stock will be delisted, and there will be no further market for shares of the Company’s Common Stock.
     The following table sets forth, for the periods indicated, the highest and lowest closing sale prices for the common stock, as reported on the Pink Sheets:

	HIGH($)	LOW($)
FISCAL 2004
First Quarter	0.45	0.15
Second Quarter	0.45	0.10
Third Quarter	0.35	0.10
Fourth Quarter	0.40	0.10

FISCAL 2005
First Quarter	0.35	0.05
Second Quarter	0.16	0.12
Third Quarter	0.20	0.10
Fourth Quarter	0.45	0.19

FISCAL 2006
First Quarter	0.40	0.14
Second Quarter	0.37	0.20
Third Quarter (to December 30, 2005)	0.70	0.26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates the share ownership, as of the Record Date, of the Company’s directors and executive officers, and of all directors and executive officers as a group:

TOTAL SHARES
NAME OF BENEFICIAL OWNER (1)	BENEFICIALLY OWNED (2)	PERCENT OF CLASS
Ayman Sabi (3)	2,781,228	9.5%
Alain K. K. Lee (4)	—	—
Ronald J. Buck	—	—
Nathan D. Benn	—	—
Michael C. Brant	—	—
Mark Rogers	—	—

All executive officers and directors as a group (six persons) (3)	2,781,228	9.5%

(1)	Unless stated otherwise, the address of the beneficial owners is 2703-A Gateway Drive, Pompano Beach, Florida 33069.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the U.S. Securities and Exchange Commission. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	Includes (i) 3,450 shares of common stock beneficially owned directly by Mr. Sabi and (ii) 2,777,778 shares owned by Tonto Capital Partners, GP (“Tonto”). Mr. Sabi, as a general partner of Tonto, is deemed a beneficial owner of the Company shares owned by Tonto for U. S. securities law purposes. However, Mr. Sabi disclaims any pecuniary interest in the shares owned by Tonto except to the extent of his proportional interest in Tonto.

(4)	Mr. Lee disclaims any beneficial ownership over the shares of the Company’s Common Stock owned by Berjaya.

Security Ownership of Principal Shareholders
     The following table indicates the share ownership, as of the Record Date, of any individual known to the Company to be a beneficial owner of more than five percent of the Company’s common stock.

	TOTAL SHARES
NAME OF BENEFICIAL OWNER (1)	BENEFICIALLY OWNED (2)	PERCENT OF CLASS
Berjaya Group (Cayman) Limited (3)	19,440,786	66.5%
Tonto Capital Partners, GP (4)	2,777,778	9.5%

(1)	Unless stated otherwise, the address of the beneficial owners is 2703-A Gateway Drive, Pompano Beach, Florida 33069.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the U.S. Securities and Exchange Commission. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	Prime Gaming Philippines, Inc. (“Prime”), an affiliated company of Berjaya, beneficially owns 1,388,889 shares or 4.8% of the Company’s common stock. In the aggregate, Berjaya and Prime beneficially own 20,829,675 shares or 71.3% of the Company’s Common Stock. The ultimate parent of Berjaya is Berjaya Group Berhad, a diversified holding company headquartered in Malaysia. Berjaya disclaims beneficial ownership over the securities owned by Prime. The address for both Berjaya and Prime is 12th Floor, Menara Berjaya, KL Plaza, 179 Jalan Bukit Bintang, 55100 Kuala Lumpur, Malaysia.

(4)	Mr. Sabi, as a general partner of Tonto Capital Partners, GP, is deemed to be the beneficial owner of all of the shares owned by Tonto for U.S. securities law purposes. However, Mr. Sabi disclaims any pecuniary interest in the shares owned by Tonto except to the extent of his proportional interest in Tonto.

THE MEETING
Date, Time, Place, and Purpose
          This proxy statement and the accompanying form of proxy are being furnished to holders of Roadhouse Common Stock in connection with the solicitation of proxies by the Board for use at the Meeting to be held on January 30, 2006, at One Southeast Third Avenue, 19th Floor, Miami, Florida commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Meeting is being held for the purposes set forth in the Notice of a Special Meeting of Shareholders.
Voting Rights; Vote Required for Approval
          The Board has fixed the close of business on December 29, 2005 (the “Record Date”) as the Record Date for the determination of the Roadhouse shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of shares of Roadhouse Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 29,220,663 shares of Roadhouse Common Stock outstanding and entitled to vote, held by holders of record. Each holder of Roadhouse Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of the Roadhouse shareholders, either in person or by properly executed proxy, at the Meeting. Pursuant to the Florida Business Corporation Act, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Roadhouse Common Stock on the Record Date is necessary to constitute a quorum at the Meeting. Abstentions will be counted in determining whether a quorum is present.
          Approval and adoption of the Merger proposal requires the affirmative vote of a majority of the outstanding shares of Roadhouse Common Stock issued and outstanding on the Record Date in attendance at the Meeting, either in person or by proxy. Abstentions will have the same effect as negative votes. In connection with the Merger Agreement, Roadhouse’s two largest shareholders, who together control 76% of Roadhouse’s outstanding Common Stock, have entered into Voting Agreements to vote their shares in favor of the Merger.
Voting and Revocation of Proxies
          Shares of Roadhouse Common Stock represented by properly executed proxies received at or prior to the Meeting and not revoked will be voted in the manner specified on such proxies; however, properly executed proxies marked “abstain”, or which are marked to deny discretionary authority, although counted for purposes of determining whether there is a quorum at the Meeting, will not be voted. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement.
          As of the date of this proxy statement, the Board is unaware of any business to be presented at the Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly be presented at the Meeting for consideration, including, among other things, the consideration of a motion to adjourn the Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.
          A shareholder may revoke his or her proxy at any time prior to the Meeting by (i) delivering to the corporate secretary of Roadhouse a signed notice of revocation bearing a later date than that of the proxy, or a duly executed, later dated proxy relating to the same shares, or (ii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Roadhouse at 2703-A Gateway Drive, Pompano Beach, Florida 33069, Attn: Corporate Secretary, or hand-delivered at the aforementioned address at or before the taking of the vote at the Meeting.
Solicitation of Proxies
          Costs and expenses incurred in connection with the printing and mailing of this proxy statement will be paid by Roadhouse. In addition to solicitation by mail, proxies may be solicited by directors, officers, and employees of Roadhouse in person or by telephone, e-mail, or other means of communication. Such directors, officers, and employees will receive no additional compensation for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Custodians, nominees, and fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by them, and will be reimbursed for the reasonable expenses incurred by them in connection therewith.
Other Business
          We are not currently aware of any business to be acted upon at the Meeting other than the matters discussed in this proxy statement. If other matters properly come before the Meeting, we intend that shares of Roadhouse Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of the adoption of the Merger Agreement.
Adjournments and Postponements
          Although it is not currently expected, the Meeting may need to be adjourned or postponed for the purpose of soliciting additional proxies. If the Meeting is adjourned to a different date, place, or time, Roadhouse is not required to give notice of the new date, place, or time if the new date, place, or time is announced at the Meeting before adjournment or postponement, unless a new record date is set for the adjourned meeting. The Board must fix a new record date if the meeting is adjourned to a date more than thirty (30) days from the date fixed for the original meeting. Any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies will allow Roadhouse’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting as adjourned or postponed.

Appraisal Rights
          Under the FBCA, shareholders have appraisal rights in connection with the proposed Merger Agreement. For more information on your right of appraisal, please see “The Merger – Appraisal Rights” on page 26.
THE MERGER
Background of the Merger
          Since emerging from its Chapter 11 proceeding in September 2002, the Company has been substantially undercapitalized. When it emerged from its bankruptcy proceeding, the Company was burdened with approximately $50 million of debt and capital lease obligations. While the Company repaid a substantial portion of its debt between September 2002 and August 2004 from cash generated from operations, the proceeds of asset sales and other transactions, such transactions, coupled with results from operations, did not provide the Company with the necessary working capital to properly advertise its restaurant chain and to make necessary cosmetic improvements and other capital investments in its restaurants.
          By the end of calendar year 2004, the Company’s management had concluded that the Company was at a crossroads. They believed that either the Company needed to raise substantial additional capital to properly support the Company’s existing operations or needed to consider a sale of the Company. Management recognized in making its decision that managing the Company’s existing configuration of restaurants, located in ten states, required a substantial corporate structure, and that with the number of restaurants operated by the Company, it would not be possible to achieve substantial economies of scale in its operation unless the Company grew its restaurant base or became part of a larger operation.
          As a result, management and the Board determined that it would be best for the Company to test the market and determine what strategic alternatives might be available. In furtherance of that objective, during early calendar year 2005, management and the Board interviewed several investment banking firms. Management also had substantial discussions with Berjaya, the Company’s principal shareholder, regarding these issues, and between February 2005 and April 2005, the Board and Berjaya had discussions regarding the possibility that Berjaya would provide the requisite funding for the Company’s operations. The Board also had discussions with a funding source introduced to the Company by Berjaya about a possible transaction. However, Berjaya ultimately advised the Board that it would not make the additional investment in the Company. Further, the Board, after negotiation, determined not to proceed with a transaction with the funding source introduced to the Company by Berjaya.
          Thereafter, the Board determined to retain an investment banking firm to assist the Company in the strategic planning process. In furtherance of that objective, in late April 2005, the Company retained JH Chapman Group, LLC (“Chapman”), an investment banking firm specializing in the restaurant industry, to assist the Board in exploring strategic options that might be available for the Company. With Chapman’s assistance, the Company prepared a confidential offering memorandum seeking potential interest in either debt or equity financing, or proposals to acquire the Company. During June and July 2005, this memorandum was circulated to a number of pre-qualified potential funding sources and potential purchasers.
          During this process, it became clear to management and the Board that because of its continuing losses, the Company’s opportunities to obtain the required financing from debt financing sources was limited. It also became clear that equity financing would be very expensive from a dilution standpoint to the Company’s existing stockholders. As a result, the management and Board concluded that the best available alternative was a sale of the Company.
          Between July and August 2005, Chapman engaged in discussions with a substantial number of potential transaction partners. During that period, indications of interest were received from seven potential transaction partners and active negotiations took place with three potential transaction partners. Ultimately, at a Board meeting held on August 31, 2005, the Board determined to pursue a proposed transaction with Steakhouse, and beginning in early September 2005, the management and Board of Roadhouse began arms-length negotiations with the management and board of directors of Steakhouse, along with each company’s respective legal counsel and financial advisors.
          On September 20, 2005, A. Stone Douglass, Chairman and CEO of Steakhouse, John Marcus of Laidlaw & Company, Steakhouse’s financial advisor, Ayman Sabi, President and Chief Executive Officer of Roadhouse, Michael C. Brant, Executive Vice President and Chief Financial Officer of Roadhouse, and Roadhouse’s counsel met in Fort Lauderdale, Florida, to discuss the terms of a potential transaction. Counsel for Steakhouse and representatives of Chapman, David Epstein and Robert Hill, were present by telephonic conference. No agreement was reached at this meeting, however, several key provisions of the Merger Agreement were agreed upon.
          Between September 20, 2005 and November 1, 2005, counsel for Steakhouse and Roadhouse, in consultation with their respective clients, negotiated the Merger Agreement and circulated several drafts of the Merger Agreement during this period. Additionally during this period, Steakhouse and their counsel performed due diligence on Roadhouse.
          On November 2, 2005, representatives from Roadhouse and Steakhouse, along with legal and financial counsel, met via telephonic conference call to discuss issues related to the Merger Agreement. No final agreement was reached at this meeting. In furtherance of attempting to reach a final agreement, the boards of directors of Roadhouse and Steakhouse met on November 3 and November 4, respectively, to consider issues related to the others’ proposal.
          On November 10, 2005, further negotiations were held, both with all parties and Roadhouse and Steakhouse’s respective counsel, in order to finalize the Merger Agreement. Further negotiations were held on November 11, 2005, and November 12, 2005. As a result of these negotiations, an agreement was reached on November 12, 2005. Thereafter, on November 17, 2005, the Merger Agreement was executed.
Reasons for the Merger

          The Board has adopted and approved the Merger Agreement, believes that the Merger is in the best interests of Roadhouse and its stockholders and unanimously recommends the adoption of the Merger Agreement by the holders of Roadhouse Common Stock. In reaching this conclusion, the Board considered the following factors:
1.	The results from operations and financial condition of Roadhouse;

2.	Roadhouse’s projected future performance and prospects, and its need for substantial capital that would substantially dilute the Company’s existing stockholders;

3.	The Merger Consideration offered by Steakhouse for the outstanding shares of Roadhouse’s Common Stock;

4.	The opinion of Capitalink that the terms of the Merger Agreement are fair, from a financial standpoint, to current non-affiliated holders of Roadhouse Common Stock; and

5.	The support of the merger by Roadhouse’s two largest shareholders, Berjaya and Tonto.
          The Board considered the above factors and others in determining whether to recommend the Merger to the holders of Roadhouse Common Stock. Each director weighed the factors differently and the Board did not assign a specific weight to any one factor.
Merger Consideration
          Under the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Steakhouse or Merger Sub, each outstanding share of Roadhouse Common Stock will be converted into the right to receive, net, $0.7723 per share, or an aggregate of $23,566,200 (the “Aggregate Consideration Payable to Shareholders”) based on the 30,515,663 shares expected to be outstanding at the Effective Time, in cash, without interest (the “Merger Consideration”). Notwithstanding, the Aggregate Consideration Payable to Shareholders, and thereby the amount payable to shareholders on a per share basis as set forth above, will be reduced, as follows:
•	if the Company’s “net debt” at the Effective Time exceeds $6,798,000, then the Aggregate Consideration Payable to Shareholders will be reduced by the amount by which the “net debt” due at the Effective Time exceeds $6,798,000; and

•	if the “enumerated transaction expenses” due at the Effective Time exceed $2,350,000, then the Aggregate Consideration Payable to Shareholders will be reduced by the amount by which the enumerated transaction expenses due at the Effective Time exceed $2,350,000.

          For purposes of the Merger Agreement:
(a) “net debt” means “debt” due at the Effective Time net of certain insurance proceeds due to the Company relating to damages suffered as a result of Hurricane Katrina, and “debt” means (i) obligations with respect to borrowed money that constitute debt of the Company on the Company’s balance sheet calculated in accordance with GAAP applied on a consistent basis and determined in the same manner as the amounts listed as “Long-term debt” and “Current portion of long-term debt” on the balance sheet contained in the Company’s Form 10-Q for the quarter ended July 24, 2005, (ii) term debt that is due to related parties (if not otherwise included in subsection (i) above), and (iii) to the extent that between July 24, 2005 and the Effective Time the Company sells additional amounts of credits for food, beverage, goods and/or services to a loyalty and rewards company, or otherwise during such period of time engages in a similar type of arrangement or transaction having the effect of borrowed money, the amount of such additional discounted credits or the balance of such other additional similar arrangements or transactions, on the Company’s balance sheet; and
(b) “enumerated transaction expenses” means the following transaction expenses relating to the Merger if due at the Effective Time: (i) severance benefits payable to Ayman Sabi under his Severance Agreement with the Company; (ii) payments due to Michael C. Brant under his Amended and Restated Retention Agreement with the Company; (iii) payments due to participants under the Special Incentive Compensation Plan; (iv) fees and expenses due to Chapman relating to their services in connection with the Company’s strategic planning initiative (aggregating approximately $470,000); and (v) all other fees and expenses relating to the Merger transaction (directly or indirectly), including but not limited to legal and accounting fees.
          The Merger Agreement also provides for post-closing binding arbitration to resolve any purchase price adjustment that occurs as a result of a dispute between Steakhouse and Roadhouse as to the Net Debt and Enumerated Transaction Expenses due at the Effective Time.
          While the Company does not anticipate a purchase price adjustment to be required based on currently available information, if such adjustment is required, shareholders will not be given the right to reconsider the transaction.
Federal Income Tax Consequences
          The following discussion is a summary of the material United States federal income tax consequences of the Merger to holders of Roadhouse Common Stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations promulgated under the Code, as well as judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to holders subject to special treatment under the Code. In addition, the discussion does not address any tax consequences under state, local or foreign laws and U.S. federal laws other than U.S. federal income tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
          The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign income tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to the Merger and the aggregate adjusted tax basis in the Roadhouse Common Stock converted into cash in the Proposed Merger. If the Roadhouse Common Stock are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder’s holding period for the Roadhouse Common Stock exceeds one year. In the case of an individual shareholder, long-term capital gains generally are subject to preferential rates. In addition, the ability of shareholders to deduct capital losses is subject to limitations.
          As mentioned above, the foregoing discussion may not be applicable with respect to special situations, such as those involving Roadhouse Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation with respect to holders of Roadhouse Common Stock who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended, such as non-U.S. persons, life insurance companies, tax exempt organizations and financial institutions, and may not apply to a holder of Roadhouse Common Stock in light of individual circumstances, such as holding Roadhouse Common Stock as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.
          EACH HOLDER OF ROADHOUSE COMMON STOCK IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO ITS PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES RELATING TO THE MERGER.
Appraisal Rights
          As set forth in the Merger Agreement, each share of Roadhouse Common Stock will be exchanged in the Merger for $0.7723 per share in cash. As an alternative to tendering your shares for such consideration you have the right under the Florida Business Corporation Act to dissent from the Merger and elect to receive “fair value” for your shares. If you wish to exercise your right of appraisal, you must do the following, under §607.1321 of the Florida Business Corporation Act:
1.	You must deliver to the Corporation written notice of your intent to demand appraisal if the Merger is effectuated; and

2.	You must not vote any of your shares in favor of the Merger.

          If you choose to exercise your right to appraisal, your rights in the shares of Roadhouse Common Stock you own will cease upon your acceptance of such appraisal and you will have no rights to the compensation for your shares as set forth in the Merger Agreement and above. Pursuant to the Florida Business Corporation Act, you will receive a separate notice detailing your right to appraisal and the procedures you must follow in order to exercise your rights. A copy of the laws of the state of Florida that set forth your appraisal rights are attached hereto as Annex “C”.
Interests of Certain Persons in the Merger
          In considering the recommendation of the Board with respect to the Merger, Roadhouse shareholders should be aware that certain members of Roadhouse’s management and the Board have certain interests in the Merger in addition to the interests of Roadhouse’s stockholders generally. The Board was aware of these interests and considered them among other matters in approving the Merger Agreement.
          Voting Agreements and Lender Consent. In connection with the Merger Agreement, Berjaya and Tonto, the latter of which is a partnership of which Ayman Sabi, President and Chief Executive Officer of Roadhouse, is a general partner, which together own approximately 76% of the outstanding shares of Roadhouse Common Stock, have entered into Voting Agreements with Steakhouse to vote their shares in favor of the Merger Agreement. Further, Berjaya has given its consent to the Merger, as required by the loan agreements between the Company and Berjaya. In return for these agreements, at the Effective Time the Company will be obligated to pay the following fees to Berjaya and Tonto:
•	Berjaya — $850,000 in cash; and

•	Ayman Sabi — $50,000 in cash.
          Acceleration of Options. At the Effective Time, outstanding options to purchase shares of Roadhouse Common Stock will become immediately vested and exercisable, and such holders will be eligible to receive Merger Consideration for the shares represented by the options they hold. In that regard, the Company’s executive officers hold the following number of stock options:
•	Ayman Sabi – 400,000 options;

•	Michael C. Brant – 200,000 options;

•	Alain K.K. Lee – 200,000 options; and

•	Mark Rogers – 175,000 options.
          Loan Agreements. On August 10, 2005, Berjaya made a non-revolving term loan to Roadhouse in the amount of $1,250,000. On September 23, 2005, Ayman Sabi, President and Chief Executive Officer of Roadhouse, made a loan to Roadhouse in the amount of $120,000. On October 6, 2005, Berjaya made an additional $2 million of revolving credit available to the Company, of which $1,500,000 had been drawn down as of the date of the Merger Agreement. All of these loans contain provisions which accelerate the right of payment in the event of a change of control, which would include the Merger. In connection with the loans made by Berjaya, it received a lien on all of the assets of Roadhouse and a warrant to purchase 4,474,337 shares of Roadhouse Common Stock at a price of $0.001 per share. Such warrant will be cancelled and unexercisable if the Merger is consummated.
          Severance Agreements. In August 2005, the Company entered into severance agreements with all of its executive officers and several of its key employees. Under the severance agreements, the Company is obligated to pay severance benefits to its executive officers and several of its key employees in the event of a “change of control” (as defined in such agreements) in which such executive officers and key employees are terminated (or, under certain circumstances, voluntarily leave the Company’s employment), as follows:
•	Ayman Sabi, the Company’s CEO and a director, is entitled to receive 18 months of salary and certain benefits if within 12 months of a change of control he is terminated without Cause (as defined in such severance agreement) or if he resigns for any reason;

•	Alain K.K. Lee, one of the Company’s directors and executive officers, is entitled to receive 12 months of salary and certain benefits if within 12 months of a change of control he is terminated without Cause (as defined in such severance agreement) or he voluntarily terminates his employment for Good Reason (as defined in such severance agreement); and

•	Mark Rogers, the Company’s Vice President of Operations, will receive 12 months of salary and certain benefits if within 12 months of a change of control he is terminated without Cause (as defined in such severance agreement) or if he voluntarily terminates his employment for Good reason (as defined in such severance agreement).
          The Merger will be a “change of control” under each of these severance agreements.
          Additionally, in August 2005 the Company entered into an amended and restated retention and severance agreement with Michael C. Brant, the Company’s Chief Financial Officer. Under the revised agreement, Mr. Brant will receive certain benefits upon a “change of control” in which he is terminated or voluntarily leaves the Company’s employ. Furthermore, whether or not a change of control has occurred by December 31, 2005, Mr. Brant will be entitled to receive the balance of the payments already due him under his retention agreement that was entered into with the Company in March 2005. The Merger will be a “change of control” under this agreement.
          Special Incentive Compensation Plan. Under the 2005 Special Incentive Compensation Plan (the “Plan”), in the event of a change of control, as defined, certain compensation will be paid to persons designated as participants under the Plan. Under the Plan and based on the Merger Consideration payable under the Plan, at the Effective Time of the Merger an aggregate of $706,986 in compensation will be payable to the Company’s executive officers and certain key employees, including the following amounts payable to the Company’s executive officers:
•	Ayman Sabi — $190,886;

•	Michael C. Brant — $120,187;

•	Alain K K Lee — $120,187; and

•	Mark Rogers — $120,187.
          Payments under the Plan are based on the price payable to the Company’s shareholders in the transaction that gives rise to the change of control. As such, if the Merger Consideration is adjusted as set forth above, payments under the Plan will be reduced. The Merger will be a “change of control” under the Plan.

OPINION OF ROADHOUSE’S FINANCIAL ADVISOR
     Capitalink, L.C. (“Capitalink”) made a presentation to the Board on November 3, 2005 and subsequently delivered its written opinion to the Board, which stated that, as of November 4, 2005, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger consideration is fair, from a financial point of view, to Roadhouse’s nonaffiliated shareholders. The full text of the written opinion of Capitalink is attached as Annex “B” and is incorporated by reference into this proxy statement.
     You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion.
     Capitalink was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Roadhouse, Roadhouse’s underlying business decision to proceed with the Merger, and other alternatives to the Merger that might exist for Roadhouse. The Merger Consideration to be received by Roadhouse’s stockholders in the Merger was determined pursuant to negotiations between Roadhouse, Steakhouse and each of their respective advisors, and not pursuant to recommendations of Capitalink.
     In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:
•	Reviewed a draft of the Merger Agreement dated October 17, 2005.

•	Reviewed publicly available financial information and other data with respect to Roadhouse, including the Annual Report on Form 10-K for the year ended April 24, 2005, the Quarterly Report on Form 10-Q for the thirteen weeks ended July 24, 2005, and the Current Reports on Form 8-K filed April 7, 2005 and November 2, 2005.

•	Reviewed non-public information and other data with respect to Roadhouse, including various internal financial management reports.

•	Considered the historical financial results and present financial condition of Roadhouse.

•	Reviewed and compared the trading of, and the trading market for Roadhouse’s common stock, the Comparable Companies (as defined hereinafter), and a general market index.

•	Reviewed and analyzed Roadhouse’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Roadhouse (the “Comparable Companies”).

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Roadhouse.

•	Reviewed and analyzed the premiums paid in certain acquisition transactions.
     Capitalink also performed such other analyses and examinations as it deemed appropriate and held discussions with Company management in relation to certain financial and operating information furnished to Capitalink, including financial analyses with respect to their respective business and operations.
     In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of Company management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Capitalink did not make a physical inspection of the properties and facilities of Roadhouse and did not make or obtain any evaluations or appraisals of Roadhouse’s assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether Roadhouse has good title to its assets.
     Capitalink assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumes that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the nonaffiliated shareholders of Roadhouse. Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 4, 2005. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.
     In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the Merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the Merger Consideration, from a financial point of view, to the nonaffiliated shareholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of Roadhouse’s assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.
     The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the Merger Consideration to the nonaffiliated shareholders of Roadhouse, and were provided to Roadhouse’s Board in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by Roadhouse’s Board in making its determination to approve the Merger, including those described elsewhere in this proxy statement.
Financial Review
     Capitalink undertook a review of Roadhouse’s historical financial data in order to understand and interpret its operating and financial performance and strength. Capitalink reviewed Roadhouse’s historical financial data for the most recent five fiscal years and the 13-week period ended July 24, 2005. Revenue and earnings have been adjusted to remove any unusual or extraordinary sources of revenue and expenses. The adjustments provide a more accurate portrayal of Roadhouse’s underlying operating earnings and financial performance. Capitalink noted the following:
•	Revenue fell significantly over the review period from approximately $168.1 million in fiscal year (“FY”) 2001 to approximately $127.8 million for the latest twelve month (“LTM”) period ended July 24, 2005. Roadhouse’s decline in revenues is attributable to falling restaurant sales, and store closures and interruptions. In 2001, Roadhouse had 83 stores opened, compared with 67 as of July 2005. As of October 2005, there were 62 stores open.

•	Gross margins for Roadhouse historically ranged from 7.8% in FY2001 to 8.8% during FY2001 through FY2004, but have decreased to 5.6% for FY2005 and the LTM period., respectively. This is attributed to a number of factors including rising food costs (especially beef products), and increased competition resulting in the need to become increasingly price competitive, combined with seasonality and adverse weather conditions impacting store sales.

•	Normalized earnings before interest, taxes depreciation and amortization (“EBITDA”) for Roadhouse also decreased significantly over the review period from approximately $2.2 million in FY2001 and $4.9 million in FY2002 to approximately $21,000 for the LTM period ended July 24, 2005. Normalized EBITDA margins declined from 1.3% in FY2001 and 3.5% in FY2004 to 0% for the LTM period. This is attributed to the factors discussed above.

•	Total interest bearing debt and capitalized leases has fallen over the period from approximately $47.1 million in FY2001 to approximately $8.1 million as of July 24, 2005. The reduction in debt was in large measure due to the sale/leaseback transaction in August 2004.

•	Since July 2005, Roadhouse has borrowed additional capital from its major stockholders for working capital:
o	August 10, 2005 loan of $1.25 million from Berjaya.

o	September 23, 2005 loan of $120,000 from Ayman Sabi

o	October 6, 2005 loan of $2.0 million from Berjaya (of which $1.5 million was drawn down as of November 17, 2005).
•	In connection with the $2.0 million loan from the Berjaya, Roadhouse issued a warrant to Berjaya to purchase approximately 4.47 million shares of Roadhouse’s common stock at an exercise price of $0.001. The warrant will be cancelled if a change in control, which would include the Merger, is completed on or before March 1, 2006.

•	Roadhouse has minimal cash reserves. As of July 24, 2005, Roadhouse had approximately $0.3 million in cash and equivalents.

•	Despite additional cash coming into Roadhouse from additional loans and other proceeds, Roadhouse does not have adequate capital to (i) upgrade its restaurants and meet capital expenditure needs, (ii) increase expenditures in advertising and marketing, (iii) expand the number of company-owned stores, and (iv) grow Roadhouse’s franchise operations.
Stock Performance Review
     Capitalink reviewed the daily closing market price and trading volume of Roadhouse’s common stock and noted the following:
•	In the LTM period ended November 1, 2005, Roadhouse’s mean share price was $0.24 and ranged from a high of $0.45 to a low of $0.10 over the period. Roadhouse’s shares had limited liquidity as evidenced by the mean daily number of traded shares of 6,342 during the period and no trading on 50.2% of the available trading days.

•	In the twenty four month period ended November 1, 2005, Roadhouse’s mean share price was $0.21 and ranged from a high of $0.45 to a low of $0.05 over the period. During this review period Roadhouse’s shares had even less liquidity. The mean daily number of traded shares was 4,978 during this period and there was no trading on 54.3% of the available trading days.

•	Capitalink noted that the Merger Consideration is greater than Roadhouse’s high closing share price for the twenty-four month period ended November 1, 2005.

Valuation Overview
     Based upon a review of the historical and projected financial data and certain other qualitative data for Roadhouse, Capitalink utilized several valuation methodologies and analyses to determine ranges of values. Capitalink utilized the discounted cash flow analysis, comparable company analysis, comparable transaction analysis and acquisition premiums analysis (all of which are discussed in more detail hereinafter) to determine an indicated equity value range per share of Roadhouse.
     Capitalink applied a 30% weighting to each of the discounted cash flow analysis, comparable company analysis and the comparable transactions, and a 10% weighting to the acquisition premiums analysis to derive an indicated equity value range per share of $0.28 to $0.45. Capitalink noted that the Merger Consideration is greater than the indicated equity value per share range.
Discounted Cash Flow Analysis
     A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.
     While the discounted cash flow analysis is the most scientific of the methodologies, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.
     Capitalink utilized calendar year forecasts provided by Company management, which project minimal growth in revenues of approximately $120.2 million in calendar year (“CY”) 2006 to approximately $127.5 million in CY2008. This represents a compound average growth rate of approximately 2.9% over the period. It is assumed in the projections that there are 59 open stores and that there are no additional stores opened during the forecast period.
     The projections provide for an improvement in EBITDA from CY2005 to CY2008, from approximately $(0.3) million to approximately $7.3 million. This represents an improvement in Roadhouse’s EBITDA margin from (0.2)% to 5.7%.
     The projections also assume that (i) a significant increase in capital expenditure is required in order to maintain and upgrade the stores from $0.9 million in CY2005, to approximately $2.0 million in CY2007, and (ii) additional working capital is required to become current with Roadhouse’s suppliers.
     In order to arrive at a present value, Capitalink utilized discount rates ranging from 18.0% to 20.0%. This was based on an estimated weighted average cost of capital of 19.3% (based on Roadhouse’s estimated weighted average cost of debt of 7.8% and a 22.5% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method taking into account company-specific risks associated with the projections and liquidity.
     Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA, as well as long term perpetual growth rates.
     Utilizing terminal revenue multiples of between 0.20 times and 0.30 times, terminal EBITDA multiples of between 4.5 times and 5.5 times and long term perpetual growth rates of between 5.0% and 7.0%, Capitalink calculated a range of indicated enterprise values by weighting the three approaches equally.
     Because the projections only include cash flows generated from continuing store operations, Capitalink also reviewed the cash flows from Roadhouse’s stores that have been closed or that are expected to be closed over the next 12 months. Capitalink reviewed ten stores and, based on discussions with Company management, estimated the additional cost of closing these stores. Based on this analysis, Capitalink calculated such additional costs of approximately $0.5 million. Capitalink discounted this cash flow over 12 months utilizing mid-year discounting at a discount rate of 5.0% to determine a present value of net store closure costs of approximately $0.5 million.
     Capitalink then deducted net debt of approximately $10.4 million, which includes approximately $11.2 million in interest bearing debt and capitalized leases and approximately $0.8 million in cash (which includes cash from the exercise of in the money (“ITM”) options, cash from the sale of the Columbia property, and $0.5 million in net store closure costs), to derive an indicated equity value range of approximately $9.6 million to approximately $16.4 million. Capitalink then divided this range by the number of fully diluted common shares outstanding of approximately 35.0 million (which includes ITM options and warrants outstanding), to determine an indicated equity value per share range of $0.27 to $0.47.
Comparable Company Analysis
     A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Roadhouse with respect to business and revenue model, operating sector, size and target customer base.
     Capitalink located nine companies that it deemed comparable to Roadhouse with respect to their industry sector and operating model (the “Comparable Companies”). All of the Comparable Companies are involved in the ownership and operation of family casual dining restaurants and are classified under the SIC code 5812 (Eating Places). The Comparable Companies included Darden Restaurants, Inc., Outback Steakhouse, Inc., Landry’s Restaurants, Inc., RARE Hospitality International, Inc., O’Charley’s Inc., Lone Star Steakhouse & Saloon, J. Alexander’s Corp., Max & Ermas Restaurants, Inc., and Grill Concepts, Inc.
     Most of the Comparable Companies are substantially larger than Roadhouse both in terms of revenue and enterprise value, with LTM revenue ranging from approximately $67.9 million to approximately $5.4 billion, compared with approximately $127.8 million for Roadhouse. Based on publicly available information as of November 1, 2005, the enterprise value for the Comparable Companies ranged from approximately $19.7 million to approximately $5.4 billion, compared with approximately $19.4 million for Roadhouse.

     Capitalink noted that all of the Comparable Companies are more profitable than Roadhouse, with gross margins ranging from 10.8% to 63.2%, and EBITDA margins ranging from 3.5% to 13.6%. In comparison, Roadhouse generated a LTM gross margin of 5.6% and an EBITDA margin of 0.0%.
     Capitalink also noted that the mean LTM revenue per store for each of the Comparable Companies was approximately $3.3 million, which is significantly larger than Roadhouse’s LTM revenue per store of approximately $1.9 million.
     Roadhouse’s working capital problems are reflected in its current ratio of 0.1, which is significantly below that of the Comparable Companies, which ranged from 0.5 to 1.5 times. In addition, Roadhouse’s high leverage is indicated by its total debt to total invested capital ratio of 46.7%, compared with a mean of 22.1% for the Comparable Companies.
     Enterprise values were used to calculate multiples of LTM, CY2005 and CY2006 revenue and EBITDA, and total assets. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.
Capitalink noted the following with respect to the multiples generated:
•	The enterprise value to LTM revenue multiple ranged from 0.29 times to 1.18 times, with a mean of 0.70 times.

•	The enterprise value to CY2005 revenue multiple ranged from 0.52 times to 1.13 times, with a mean of 0.84 times.

•	The enterprise value to CY2006 revenue multiple ranged from 0.47 times to 0.97 times, with a mean of 0.75 times.

•	The enterprise value to LTM EBITDA multiple ranged from 5.4 times to 9.1 times, with a mean of 7.1 times.

•	The enterprise value to CY2005 EBITDA multiple ranged from 5.6 times to 9.0 times, with a mean of 7.2 times.

•	The enterprise value to CY2006 EBITDA multiple ranged from 4.8 times to 7.4 times, with a mean of 6.3 times.
     Capitalink also calculated the current trading multiples of Roadhouse as of November 1, 2005. Capitalink noted that Roadhouse was trading at a LTM revenue multiple of 0.15 times.
     Capitalink selected appropriate multiple ranges for Roadhouse by examining the range indicated by the Comparable Companies and then applied these multiple ranges to Company revenue and EBITDA statistics. Because Roadhouse’s LTM EBITDA was not meaningful, Capitalink utilized mean EBITDA over the last three fiscal years as a historical indicator of Roadhouse’s normalized EBITDA.
     Capitalink expects Roadhouse’s valuation multiples to be below the mean of the Comparable Companies due to its low EBITDA margins, negative revenue growth, smaller size,

and working capital and liquidity issues. Based on the above factors, the multiple ranges selected for Roadhouse were as follows:
•	Between 0.18 and 0.25 times LTM revenue.

•	Between 0.15 and 0.22 times CY2005 revenue.

•	Between 0.13 and 0.20 times CY2006 revenue.

•	Between 4.5 and 5.5 times mean EBITDA (FY2002 to FY2005).

•	Between 4.0 and 5.0 times CY2005 EBITDA.

•	Between 3.5 and 4.5 times CY2006 EBITDA.
     Based on the selected multiple ranges, Capitalink calculated a range of enterprise values for Roadhouse by weighting the above indications equally.
     Capitalink then deducted net debt of approximately $10.4 million to derive an indicated equity value range of approximately $8.6 million to approximately $15.3 million. Capitalink then divided this range by the number of fully diluted common shares outstanding of approximately 35.0 million to determine an indicated equity value per share range from $0.24 to $0.44.
     None of the Comparable Companies have characteristics identical to Roadhouse. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.
Comparable Transaction Analysis
     A comparable transaction analysis is based on a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Roadhouse. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).
     Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.
     Capitalink located fifteen transactions announced since October 2002 involving target companies involved in the ownership and operation of casual dining restaurants in the United States (the “Comparable Transactions”) and for which detailed financial information was available. All of the Comparable Transactions are classified under the SIC code 5812 (Eating Places) and were as follows:

Target	Acquiror
GF Holdings (Garden Fresh Restaurants)	Sun Capital Partners, Inc.
Fox & Hound Restaurant	Levine Leichtman Capital Partners
The Restaurant Co.	Castle Harlan, Inc.
Buffalo Grill SA	Colony Capital LLC
Worldwide Restaurant Concepts	Pacific Equity Partners
CKE (Timber Lodge Steakhouse)	T-Lodge Acquisition Corp.
Shells Seafood Restaurants	Galloway Capital Mgmt, LLC
Mimi’s Café	Bob Evans Farm, Inc.
Boston Ventures (Ground Round)	US Restaurant Properties, Inc.
Piccadilly Cafeterias, Inc.	Yucaipa Cos.
Texas Land & Cattle Company	Lone Star Steakhouse & Saloon
Garden Fresh Restaurant Corp.	Fairmont Capital
AM-CH, Inc.	McCormick & Schmick’s
VICORP Restaurants, Inc.	Allied/Wind Point Investor Group
Ninety Nine Restaurant & Pub	O’Charley’s, Inc.
     Based on the information disclosed with respect to the targets in the each of the Comparable Transactions, Capitalink calculated and compared the enterprise values as a multiple of revenue and EBITDA. Capitalink noted the following with respect to the multiples generated:
•	The enterprise value to LTM revenue multiple ranged from 0.09 times to 0.96 times with a mean of 0.55 times.

•	The enterprise value to LTM EBITDA multiple ranged from 3.1 times to 11.0 times with a mean of 6.4 times.
     Capitalink also noted that with respect to the Comparable Transactions with available data, the EBITDA margin ranged from 2.8% to 13.7% with a mean of 10.3%. This compares with 0.0% for Roadhouse.
     Capitalink expects Roadhouse’s valuation multiples to be below the mean of the Comparable Transactions due to its low EBITDA margins, negative revenue growth, smaller size, and working capital and liquidity issues.
     Capitalink selected appropriate multiple ranges for Roadhouse by examining the range indicated by the Comparable Transactions and then applied these multiple ranges to Roadhouse’s LTM revenue and mean EBITDA (FY2002 to FY2005).
     Taking into account such factors, Capitalink selected a multiple range for Roadhouse’s LTM revenue of between 0.18 and 0.25 times, and mean EBITDA of between 5.0 and 6.0 times. Based on the selected multiple ranges, Capitalink calculated a range of enterprise values for Roadhouse by weighting the above indications equally.
     Capitalink then deducted net debt of approximately $10.4 million to derive an indicated equity value range of approximately $10.1 million to approximately $16.4 million. Capitalink then divided this range by the number of fully diluted common shares outstanding of approximately 35.0 million to determine an indicated equity value per share range from $0.29 to $0.47.
     None of the target companies in the Comparable Transactions have characteristics identical to Roadhouse. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the Comparable Transactions and other factors that could affect the respective acquisition values.
Acquisition Premiums Analysis
     The acquisition premiums analysis is based on a review of acquisition premiums paid in transactions involving publicly listed target companies. It involves the examination of acquisition premiums derived in transactions where a controlling interest of a public company was acquired. Capitalink reviewed the one-day, five-day and 30-day premiums for all controlling interest transactions where (i) the transaction was announced on or after January 1, 2003, (ii) the transaction value is less than $50.0 million, (iii) the acquiring party previously had less than 50% shareholding in the target company; and (iv) the target company is based in the United States.
     Capitalink reviewed 161 transactions that met these criteria and calculated the mean and median of the acquisition premiums. They were 35.2% and 36.0%, for the one-day premium, 37.1% and 35.0%, for the five-day premium, and 43.4% and 38.0% for the 30-day premium.
     In addition, Capitalink calculated the mean one-day, five day and 30 day premium for each year in the data set. This calculated mean for the one day premium mean was 40.1%, 32.3% and 25.0%, in CY2003, CY2004 and CY2005, respectively. Capitalink noted the declining mean during the prior three years.
     Capitalink determined an indicated value range per share of Roadhouse by applying a range of selected acquisition premiums to Roadhouse’s historical one day, five day and 30 day stock price as of November 1, 2005. The minimum premiums were based on the observed premiums for CY2005, while the maximum premiums were based on the total premiums calculated from CY2003 through CY2005. Based on the acquisition premiums analysis, Capitalink determined an indicated equity value per share range from $0.38 to $0.42.
     None of the target companies in the acquisition premiums analysis have characteristics identical to Roadhouse. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the acquisition premiums analysis and other factors that could affect the respective acquisition values.
     Based on the information and analyses set forth above, Capitalink delivered its written opinion to Roadhouse’s Board, which stated that, as of November 4, 2005, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion the Merger Consideration is fair, from a financial point of view, to Roadhouse’s nonaffiliated shareholders.

     Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. The Company determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion and the Company will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, the Company has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its opinion. Capitalink does not beneficially own any interest in either Roadhouse or Steakhouse and has not provided either company with any other services.

PROPOSAL 1 – THE MERGER AGREEMENT
     The following is a brief summary of all of the material provisions of the Merger Agreement, a copy of which is attached as Annex “A” to this proxy statement and is incorporated herein by reference. The description of the Merger Agreement contained in the proxy statement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.
Effective Time; Effect of the Merger
     If the Merger Agreement is approved and adopted by the requisite vote of Roadhouse’s shareholders, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the filing of articles of merger with the Department of State of the State of Florida. Such articles shall include the plan of merger, a statement that the merger was approved by all parties to the merger, the effective date of the merger, and information about the new corporation, as set forth in §607.1109 of the Florida Business Corporation Act. Such filing is expected to take place on the date of the closing of the Merger transaction contemplated by the Merger Agreement. As of the Effective Time, Merger Sub will be merged with and into Roadhouse, with Roadhouse continuing as the surviving corporation. The separate corporate existence of Merger Sub will terminate upon consummation of the Merger.
Closing Date
     Consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”) will take place on the date that is the last of the conditions set forth in the Merger Agreement are satisfied, or such other date as agreed to by the parties. The date on which the closing takes place is referred to as the “Closing Date”.
Articles of Merger
     Under §607.1109 of the Florida Business Corporation Act, after a Merger is approved, the parties must file Articles of Merger with the Department of State. Included in these articles must be the plan of merger, statements that the merger was approved by all parties involved, the effective date of the merger, and, a statement including:
1.	The address of its principal office under the laws of the state, county, or jurisdiction in which it was incorporated;

2.	A statement that the surviving entity is deemed to have appointed the Secretary of State as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of each Florida corporation that is a party to the Merger; and

3.	A statement that the surviving entity has agreed to promptly pay to the dissenting shareholders the amount they are entitled to under their rights as dissenting shareholders.

Conversion of Shares
     Corporate Stock Transfer will serve as exchange agent (the “Exchange Agent”) for the conversion of shares of Roadhouse Common Stock. Promptly, but no more than five (5) days after the Effective Date, Steakhouse will deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with the Merger Agreement, a sufficient amount of cash to satisfy the cash payments to be made in exchange for shares of Roadhouse Common Stock.
     Promptly after the Effective Time, the Exchange Agent will mail to each record holder of Roadhouse Common Stock a notice of effectiveness of the Merger, a letter of transmittal (the “Letter of Transmittal”), and instructions for use in effecting the surrender of the shareholder’s common stock certificates (the “Certificate”) for payment. Delivery will be effected and risk of loss and title to the Certificates will pass only upon proper delivery of the Certificates to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed Letter of Transmittal, the holder of such Certificate will receive in exchange therefor payment for their respective number of shares as set forth in the Merger Agreement.
     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE MERGER, ROADHOUSE’S STOCKHOLDERS WILL BE PROVIDED WITH A LETTER OF TRANSMITTAL AND INSTRUCTIONS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES.
Roadhouse Options
     Under the Merger Agreement, all options to purchase shares of Roadhouse Common Stock outstanding at the Effective Time shall receive payment equal to (i) the product of (x) the number of shares of Roadhouse Common Stock subject to each option, and (y) the price per share as per the Merger Agreement, or $0.7723 per share, minus (ii) the exercise price per share of each option (in all cases, $0.36 per share) and all federal, state, and local taxes applicable and required by law to be withheld.
     Each option will become fully vested and immediately exercisable immediately prior to the consummation of the Merger. See “The Merger – Interests of Certain Persons in the Merger”.
Material Adverse Effect
     Under the Merger Agreement, certain of the conditions to the Merger (as set forth below) allow one side to terminate the Merger Agreement if and only if there is an event that constitutes a breach by the other party, or other condition that constitutes a material adverse effect. Under the Merger Agreement, a material adverse effect is a material adverse effect on the financial condition, business, liabilities, assets, or results of operations of any party, taken as a whole, except that any such effect resulting from or arising in connection with the announcement of the Merger Agreement, the Merger, or the transactions contemplated thereby, including resignations of employees.

Representations and Warranties
     The Merger Agreement contains certain representations of Steakhouse and Merger Sub relating to, among other things, (a) the due incorporation, valid existence, and good standing of Steakhouse and Merger Sub and their respective corporate authority to carry out the transactions contemplated by the Merger Agreement; (b) that both Steakhouse and Merger Sub have received the necessary corporate authorization to carry out the transactions contemplated by the Merger Agreement; (c) that all required governmental authorizations have been satisfied; (d) that the Merger Agreement and the transactions contemplated therein will not contravene, conflict with, or result in any violation of the certificates of incorporation or by-laws of Steakhouse and Merger Sub, or that such transactions will not result in any violation or breach of state or federal law, rule, regulation, judgment, injunction, order or decree, except those that would not be deemed to have a material adverse effect on Steakhouse or Merger Sub; (e) that the disclosures made in the disclosure documents were truthful and not misleading at the time they were made; (f) that there have been no finders’ or advisory fees paid relating to the Merger, except as disclosed; and (g) that Merger Sub was formed solely for the purposes of this transaction and has engaged in no other business.
     The Merger Agreement also contains certain representations and warranties of Roadhouse relating to, among other things, (a) the due incorporation, valid existence, and good standing of Roadhouse and its corporate authority to carry out the transactions contemplated by the Merger Agreement; (b) that Roadhouse has received the due corporate authorization needed to carry out the transactions contemplated by the Merger Agreement; (c) that all required governmental authorizations have been received; (d) that the execution, delivery, and performance by Roadhouse of the Merger Agreement does not (i) contravene, conflict with, or result in any breach of the certificate of incorporation or by-laws of Roadhouse, (ii) contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any person under or constitute a default that would result in the termination, cancellation, acceleration or other change of any right or obligation of Roadhouse, or (iv) result in the creation or imposition of any lien on any asset of Roadhouse, except, in the case of (ii), (iii), and (iv), where such violation would not have a material adverse effect on Roadhouse; (e) the capitalization of Roadhouse is as set forth in the Merger Agreement; (f) that all required SEC filings have been made and made available to Steakhouse and Merger Sub; (g) that Roadhouse is in compliance in all respects with the Sarbanes-Oxley Act of 2002; (h) that (i) all documents to be filed with the SEC relating to the Merger Agreement will be filed and will comply in all respects with the Exchange Act; (ii) that this proxy statement is mailed to holders of Roadhouse Common Stock and that they vote upon such agreement, and that all disclosure documents are truthful in all respects, and (iii) the affirmative vote of the holders of a majority of the shares of Roadhouse Common Stock is the only vote necessary to adopt the Merger Agreement; (i) that a since the date of the July 24, 2005 Quarterly Report on Form 10-Q the business of the Company has been conducted in all material respects in the ordinary course of business, except as disclosed; (j) that Roadhouse has no undisclosed material liabilities; (k) that all licenses, franchises, permits, clearances, consents, certificates, and other evidences of the authority of Roadhouse which are necessary to the conduct of Roadhouse’s business are in full force and effect, except for those that would not have a material adverse effect; (l) that there is no litigation against Roadhouse likely to have a material adverse effect upon it, except as disclosed; (m) that there have been no finders’ or advisory fees paid relating to the merger, except as disclosed; (n) that, except as disclosed, Roadhouse has complied with tax laws, has filed all tax returns, has no tax liens against it, has no tax deficiencies, and has complied in all other respects with Section 4.14 of the Merger Agreement; (o) that Roadhouse has disclosed to Steakhouse all Company Benefit Plans (as defined in the Merger Agreement) valid and existing as of the date of the Merger Agreement; (p) that there are no current, pending, or threatened labor disputes and that no employees of Roadhouse are members of any union or are subject to collective bargaining; (q) that there are no environmental matters that may have a material adverse effect on Roadhouse, except as disclosed; (r) that Roadhouse has disclosed to Steakhouse all leasehold and ownership interests it has in real property; (s) that Roadhouse has disclosed to Steakhouse all bank accounts it maintains in connection with its business; (t) that the Board of Roadhouse has recommended the Merger to its shareholders; (u) that Roadhouse has taken all necessary actions to exempt the Merger and the documents and transactions contemplated thereby from the restrictions on “business combinations” contained in applicable state law; (v) that Roadhouse has disclosed to Steakhouse all intellectual property it holds, and that Roadhouse has not violated the intellectual property of any third person; (w) that Roadhouse has disclosed all Material Contracts, as defined in the Merger Agreement; (x) that Roadhouse has disclosed to Steakhouse the names of all corporate and management employees and whether any such employee has stated that they will resign as a consequence of the Merger; (y) that Roadhouse is in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended; (z) that Roadhouse has disclosed all insurance policies and that there have been no major claims not already disclosed; (aa) that, except as disclosed, Roadhouse does not have an interest in any outside business; (ab) that Roadhouse is not an “investment company” as defined by the Investment Company Act of 1940, as amended; (ac) that Roadhouse has received the opinion of Capitalink, L.C. that the Merger is fair to its stockholders from a financial point of view; (ad) that Roadhouse has valid title to all of its properties free of all liens, except as otherwise disclosed; and (ae) that Roadhouse is not in violation of the Trading with the Enemy Act, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.
Certain Covenants
     Roadhouse has agreed that during the period from the date of the Merger Agreement to the Effective Time, unless contemplated by the Agreement or otherwise approved by Steakhouse, Roadhouse shall: (a) conduct its business in all material respects in the ordinary course and use its best efforts to preserve intact its business organization and relationships with customers and other third parties and to keep available the services of their present officers and employees; (b) not adopt or propose any change to the certificate of incorporation or by-laws; (c) not merge or consolidate with any other entity or acquire the stock or assets of any other entity; (d) not sell, lease, license, or otherwise dispose of any material amount of assets, securities, or property or interest therein; (e) not (i) declare, set aside, or pay any dividends; (ii) purchase, redeem, or otherwise acquire any shares of its capital stock; (iii) deliver, sell, or otherwise create a lien on shares of capital stock; (iv) make any loans or other capital contributions to any other person; (v) incur any indebtedness for borrowed money or guarantee any indebtedness for any other party; (vi) make any material change in its methods of accounting or in its maintenance of books and records, except as otherwise required; (vii) settle any material claim, except to the extent subject to reserves existing as of the date of the Agreement in accordance with GAAP; (viii) enter into any consent decree or other similar agreement except for those that would not have any material adverse effect;

(ix) license or transfer any intellectual property owned by Roadhouse except in the ordinary course of business or pursuant to contracts already in place; (x) modify any of the material contracts other than in the ordinary course of business; or (xi) take any action for the purpose of preventing, delaying, or impeding the consummation of the Merger, (f) not to: (i) exempt any third person from, or render inapplicable to any Acquisition Proposal (as defined in the Merger Agreement), the restrictions on “business combinations” of applicable Florida law; (ii) enter into any new material line of business; (iii) incur or commit to any capital expenditures other than normal routine maintenance capital expenditures consistent with past practices and other non-routine capital expenditures exceeding $25,000 in the aggregate; or (iv) discharge or forgive any liabilities in excess of $25,000, except in the ordinary course of business; (g) hold a shareholder meeting to consider the Merger; (h) to give Steakhouse access to all material information; (i) not to solicit for any other offers for the sale of Roadhouse, subject to the provisions of Section 6.04 of the Merger Agreement; (j) to give notice to Steakhouse of the events contemplated by Section 6.05 of the Merger Agreement; (k) to deliver to Steakhouse a FIRPTA certificate prior to the effective time of the Merger; and (l) to deliver to Steakhouse voting agreements from Berjaya Group (Cayman) Limited, Tonto Capital Partners, GP, and each director who is a shareholder of Roadhouse.
     Roadhouse and Steakhouse have agreed that, during the period from the date of the Merger Agreement to the Effective Time, unless contemplated by the Merger Agreement or otherwise approved by the other party, to (a) use their best efforts to take all actions and do all things necessary to consummate the Merger, including (i) promptly preparing and filing all filings and other submissions, whether to governmental authorities or other third parties, as may be required; and (ii) obtain all necessary approvals or consents from governmental authorities or other third parties that may be required as a result of the Merger Agreement, and to prevent any of its subsidiaries from taking any actions that would make any representation or warranty under the Merger Agreement untrue; (b) to cooperate with one another (i) in connection with the preparation of this proxy statement; (ii) in determining whether by or in respect of any governmental body is required , or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts in connection with the transactions contemplated by the Merger Agreement; and (iii) in taking such actions, to provide to the other party copies of all filings made in connection with the Agreement; (c) consult with one another before making any press release or other public statement; and (d) provide that the officers and directors of the Surviving Corporation (as defined in the Merger Agreement) shall be authorized to execute and deliver in the name of and on behalf of the Company or Merger Sub, any other actions required in connection with the Merger.
     Steakhouse has agreed that, in connection with the Merger, it shall: (a) cause (i) its benefit plans to waive any preexisting condition or waiting period limitation that was satisfied as to any employee of Roadhouse immediately prior to the Effective Time, and to cause each benefit plan in which employees of Roadhouse become eligible to participate to give credit to such employees for all service with Roadhouse; and (ii) to cause the Surviving Corporation to honor the severance policies, agreements, and plans of Roadhouse as disclosed to Steakhouse; (b) promptly notify Roadhouse of (i) any written notice or other communication from any Person that alleges that the consent of such person is required in connection with the transactions contemplated by the Merger Agreement; (ii) any written notice or other communication it receives from any governmental or regulatory authority in connection with the Merger Agreement; or (iii) any actions or other proceedings commenced or threatened that relate to the consummation of the transactions contemplated by the Merger Agreement; (c) to cause the Surviving Corporation to honor all rights to indemnification or exculpation existing in favor of a director, officer, or agent of Roadhouse, and to continue any plan of directors and officers insurance if the Company is unable or unwilling to obtain such continuing coverage, for a period of 6 years and at a cost not exceeding 180% of the current cost of such insurance.
Conditions to the Merger
     The respective obligations of Roadhouse and Steakhouse to consummate the Merger are subject to the fulfillment of, or, where permissible, the waiver of the following conditions:
     (a) Roadhouse shall have obtained shareholder approval in accordance with Florida law;
     (b) no laws shall have been adopted or promulgated, and no restraining order or preliminary or permanent injunction or other order issued by a court or governmental entity of competent jurisdiction shall be in effect, that (i) have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, or (ii) would have a material adverse effect on Roadhouse after giving effect to the Merger, provided that each party to the Merger shall be required to use its best efforts to prevent the entry of any such restraining order, injunction or other order, and to appeal as promptly any injunction or other order that may be entered against either party;
     (c) all required approvals, applications, or notices with governmental entities and/or self-regulatory agencies shall have been obtained, except those for which the failure to obtain such approval would not have a material adverse effect on Roadhouse;
     (d) no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall be initiated or threatened in writing by the SEC; and
     (e) any waiting period applicable under the Hart-Scott-Rodino act applicable to the Merger shall have expired or been terminated.
     The obligation of Roadhouse to consummate the Merger is subject to the fulfillment of, or, where permissible, the waiver of the following conditions:
     (a) (i) Steakhouse shall have performed in all material respects all of its obligations and covenants required to be performed at or prior to the effective time, (ii) the representations and warranties of Steakhouse contained in the Merger Agreement shall be true and correct in all material respects on the closing date of the Merger, and (iii) Roadhouse shall have received a certificate signed by the chief executive officer of Steakhouse and Merger Sub to the foregoing effect;
     (b) there shall not be pending any suit, proceeding, or investigation (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated by the Merger Agreement, or (ii) relating to the Merger and seeking to obtain from Roadhouse any damages that may be material to it; and

     (c) Roadhouse shall have received an opinion of Littman Krooks LLP, counsel for Steakhouse and Merger Sub, in form and substance reasonably satisfactory to Roadhouse.
     The obligations of Steakhouse and Merger Sub to consummate the Merger are subject to the fulfillment of, or, where permissible, the waiver of the following conditions:
     (a) (i) Roadhouse shall have performed in all material respects all of its obligations and covenants required to be performed at or prior to the effective time, (ii) the representations and warranties of Roadhouse contained in the Merger Agreement shall be true and correct in all material respects on the closing date of the Merger, and (iii) Steakhouse and Merger Sub shall have received a certificate signed by the chief executive officer of Roadhouse to the foregoing effect;
     (b) there shall not be pending any suit, proceeding, or investigation (i) that seeks to challenge or restrain or prohibit the consummation of the Merger or the transactions contemplated by the Merger Agreement; (ii) that relates to the Merger and seeks to obtain from Steakhouse or Merger Sub any damages that may be material to Steakhouse; or (iii) seeks to prohibit or limit in any material respect Steakhouse’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock acquired in the Merger;
     (c) Roadhouse shall have received all consents, waivers, and approvals required in connection with the consummation of the transactions contemplated in the Merger Agreement with the agreements, contracts, licenses, and leases set forth as requiring consent in Roadhouse disclosure letter, except for those that the failure to obtain would not have a material adverse effect on Roadhouse;
     (d) there shall not have occurred any event or change since the date of the Merger Agreement that has had or could be reasonably expected to have a material adverse effect on Roadhouse;
     (e) Steakhouse shall have completed financing or a series of financings with total gross proceeds not less than $35,000,000;
     (f) Roadhouse shall have received from Capitalink, L.C. an opinion as to the fairness to its shareholders from a financial point of view of the consideration to be paid to Roadhouse in the Merger; and
     (g) Steakhouse shall have received an opinion of Akerman Senterfitt, counsel to Roadhouse, in form and substance reasonably satisfactory to Steakhouse.
Indemnification
     The Merger Agreement provides that Steakhouse shall honor all indemnification rights that existed in favor of all directors, officers, employees, and agents of Roadhouse to the extent provided under state or federal law, or the articles of incorporation or bylaws of Roadhouse, provided that Steakhouse shall not be required to indemnify any person in connection with any proceeding initiated by such indemnified person, except if such initiation was authorized by the Board or to enforce indemnification rights. Steakhouse shall also be required to continue Roadhouse’s directors & officers liability insurance at its current level, except to the extent that such coverage shall be lessened if the cost is above 180% of the cost of such insurance at the time of the Agreement.
Termination
     The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time on or before the effective time by:
     (a) mutual consent of Roadhouse and Steakhouse;
     (b) by either Roadhouse or Steakhouse if the Merger has not been consummated on or before February 15, 2006;
     (c) by either Roadhouse or Steakhouse if any law or regulation, or judgment or injunction enjoins or prevents either party from consummating the Merger and such law or regulation, or judgment or injunction, becomes final and non-appealable;
     (d) by Roadhouse if it has entered into a binding agreement with a third party in which it has accepted a Superior Proposal (as defined in the Merger Agreement) recommended by the Board and fully compliant with the Merger Agreement;
     (e) by Roadhouse, if Steakhouse, after Roadhouse receives a Superior Proposal and thereafter Steakhouse presents an amended offer on or before the dates set forth below, does not provide correspondence to Roadhouse from credible financing sources indicating an interest in providing the financing to Steakhouse that will satisfy the Required Financing (as defined in the Merger Agreement), as follows:
     (i) if Steakhouse’s amended offer has been provided to Roadhouse on or before January 11, 2006, then such correspondence must be provided to Roadhouse on or before January 16, 2006; or
     (ii) if Steakhouse’s amended offer has been presented to Roadhouse after January 11, 2006, then such information and documentation must be provided to Roadhouse within three business days after Steakhouse’s amended offer has been provided to Roadhouse.
     (f) by Roadhouse if Steakhouse or Merger Sub breaches in any material respect their respective representations, warranties, covenants, or other agreements contained in the Merger Agreement;
     (g) by Steakhouse if Roadhouse breaches in any material respect its representations, warranties, covenants, or other agreements contained in the Merger Agreements;
     (h) by Steakhouse if more than 5% of Roadhouse’s shareholders properly demand appraisal rights;
     (i) by Steakhouse if it is unable to obtain the Required Financing (as defined in the Merger Agreement); or

     (j) by Steakhouse if Roadhouse breaches any provision of Section 10.04(b) of the Merger Agreement.
No Solicitation; Termination Fee
     Under the terms of the Merger Agreement, Roadhouse is prohibited from directly or indirectly: (i) soliciting, initiating, or knowingly encouraging the submission of any Acquisition Proposal; (ii) entering into or participating in any discussions with, furnishing any information relating to Roadhouse with any other party; (iii) granting any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Roadhouse entered into after the date of the Merger Agreement; or (iv) entering into any agreement with respect to an Acquisition Proposal. “Acquisition Proposal” is defined in the Merger Agreement as any third-party offer, proposal, or inquiry for: (i) any acquisition or purchase of 25% or more of the consolidated assets of Roadhouse or 25% of the stock of Roadhouse; (ii) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of any class of equity or voting securities of Roadhouse; (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization recapitalization, liquidation, dissolution, or other similar transaction involving Roadhouse; or (iv) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger.
     Under the terms of the Merger Agreement, the Board of Roadhouse is permitted to (i) engage in negotiations with any third party that, subject to Roadhouse’s compliance with the Merger Agreement, has made an unsolicited acquisition proposal that the board reasonably believes will lead to a Superior Proposal; (ii) furnish to any third party non-public information relating to Roadhouse pursuant to a confidentiality agreement with terms no less favorable to Roadhouse than the ones set forth in the confidentiality agreement with Steakhouse; (iii) following receipt of a bona fide Acquisition Proposal that the Board reasonably believes will lead to a Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Steakhouse its recommendation to its stockholders required by the Merger Agreement, or (iv) take any non-appealable, final action that any court of competent jurisdiction orders Roadhouse to take in violation of the Merger Agreement.
     If the Merger Agreement is terminated by Steakhouse as a result of Roadhouse’s Board having recommended a Superior Proposal to Roadhouse’s shareholders, and Roadhouse enters into an agreement for such, Roadhouse is obligated to pay to Steakhouse a termination fee of $1,282,000 (the “Termination Fee”) no later than the first business day after Roadhouse makes public its Agreement with the third party. Such amount is to be paid by wire transfer of immediately available funds. In addition, if Steakhouse terminates the Merger Agreement due to Roadhouse accepting a Superior Proposal, Roadhouse shall be obligated to pay, in the same fashion, the reasonable expenses of Steakhouse incurred in connection with the transactions contemplated by the Merger Agreement, except that such expenses to be paid by Roadhouse shall not exceed $500,000.
Shareholders Meeting

     Roadhouse has agreed that unless the Merger Agreement has been terminated in accordance with its terms, that Roadhouse will be obligated to hold a meeting of its shareholders to vote on the proposal to adopt the Merger Agreement.
Expenses
     Each of the parties to the Merger Agreement shall pay their own expenses (including, without limitation, financial, legal, and tax advice) incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that Steakhouse shall be obligated to pay expenses relating to the Merger due at closing that exceed $1.25 million (which amount has already been factored into the Merger Consideration), but in no event shall Steakhouse be obligated to pay any amount exceeding $1.1 million.
Amendment and Waiver
     Any provision of the Merger Agreement can be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, if a waiver, by the party granting the waiver or, if an amendment, by each party to the Merger Agreement. After the adoption of the Merger Agreement by the shareholders of Roadhouse, no amendment or waiver may be made that reduces the amount of or changes the kind of consideration received by the holders of shares of Roadhouse Common Stock.
PROPOSAL 2 – ADJOURNMENT OR POSTPONEMENT OF THE MEETING
     If there are insufficient votes at the time of the Meeting to adopt the Merger Agreement, we may propose to adjourn or postpone the Meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the Merger Agreement. We currently do not intend to propose adjournment or postponement of the Meeting if there are sufficient votes to adopt the Merger Agreement. If approval of the proposal to adjourn or postpone the Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for their approval, such approval requires the affirmative vote of the holders of a majority of the shares of Roadhouse Common Stock present or represented by proxy and voting on the matter.
FUTURE SHAREHOLDER PROPOSALS
     If the Merger is completed, there will be no public shareholders of Roadhouse and no public participation in any future meetings of our shareholders. However, if the Merger is not completed, we will hold a 2006 Annual Meeting of Shareholders. In that event:
•	Rule 14a-8 of the Exchange Act requires that a shareholder proposal intended to be included in the proxy statement for the 2006 annual meeting be received at our executive offices no later than April 30, 2006. This proposal may be omitted from the annual meeting proxy statement if the submitted shareholder does not meet the applicable requirements under Rule 14a-8; and

•	Shareholder proposals for new business or suggestions for nominees to the Board of Directors submitted outside of Rule 14a-8 must be delivered to our Secretary at our principal executive offices no later than April 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     Roadhouse and Steakhouse file annual, quarterly, and special reports, proxy statements, and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy, information statements, and other information regarding issuers, including Roadhouse and Steakhouse, that file electronically with the SEC. The address of the SEC’s internet site is http://www.sec.gov.
ADDITIONAL INFORMATION
     To vote your shares, please complete, date, sign, and return the enclosed proxy card in the enclosed postage-paid envelope.
     If you have any questions about this proxy statement, the Meeting or the Merger or need assistance with voting procedures, please contact:
Roadhouse Grill, Inc.
2703-A Gateway Drive
Pompano Beach, Florida 33069
Attention: Chief Financial Officer
(954) 957-2600
     Requests for additional copies of this proxy statement or proxy cards should be submitted to the above address and phone number. If you wish to request additional copies, please do so by January 14, 2006 in order to obtain them before the Meeting.
     You should rely only upon the information contained in this proxy statement. We have not authorized any person to provide you with information that is different from that which is contained in this proxy statement. This proxy statement is dated January 5, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex “A”
Agreement And Plan Of Merger
dated as of
November 17, 2005
among
Roadhouse Grill, Inc.
(“Company”),
Steakhouse Partners, Inc.
(“Acquiror”)
and Acquiror’s wholly-owned subsidiary,
RGI Acquisition Corp.
(“Merger Sub”)

A-i

A-ii

A-iii

Agreement And Plan Of Merger
     AGREEMENT AND PLAN OF MERGER dated as of November 17, 2005, (the “Agreement”) among Roadhouse Grill, Inc., a Florida corporation (“Company”), Steakhouse Partners, Inc., a Delaware corporation (“Acquiror”), and RGI Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”).
     WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and Company have determined that it is advisable and in the best interests of their respective entities and stockholders to enter into this Agreement and have approved and adopted this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions.
(a) The following terms, as used herein, have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, NY are authorized or required by law to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date, and the footnotes thereto set forth in the Company 10-Q.
     “Company Balance Sheet Date” means July 24, 2005.
     “Company Letter” means the letter from the Company to the Acquiror dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.
     “Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2005.
     “Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the thirteen weeks ended July 24, 2005.
     “Debt” shall mean: (i) obligations with respect to borrowed money that constitute debt of the Company on the Company’s balance sheet calculated in accordance with GAAP applied on a consistent basis and determined in the same manner as the amounts listed as “Long-term debt” and “Current portion of long-term debt” on the balance sheet contained in the Company 10-Q, (ii) term debt that is due to related parties (if not otherwise included in subsection (i) above), and (iii) to the extent that between the date of the Company 10-Q and the Effective Time the Company sells additional amounts of credits for food, beverage, goods and/or services to a loyalty and rewards company, or otherwise during such period of time engages in a similar type of arrangement or transaction having the effect of borrowed money, the amount of such additional discounted credits or the balance of such other additional similar arrangements or transactions, on the Company’s balance sheet.
     “Enumerated Transaction Expenses” means the transaction expenses designated as Enumerated Transaction Expenses in Section 10.04 of the Company Letter.
     “Environment” means air, surface water, ground water or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish or other natural resources.
     “Environmental Clean-Up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on

any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation, formal or informal, related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.
     “Environmental Laws” means any federal, state, local or foreign law, regulation, rule, judgment, order, decree or injunction, relating to occupational health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws in connection with the business of the Company or any of its Subsidiaries as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Florida Law” means the Florida Business Corporation Act, as currently in effect as of the date of this Agreement.
     “GAAP” means generally accepted accounting principles in the United States.
     “Hazardous Materials” means (a) any chemicals, materials, substances or waste, including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or waste which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Intellectual Property Rights” means (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including production processes and techniques and research and development information), (vi) industrial designs (whether or not registered), (vii) databases and data collections, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (x) all rights in all of the foregoing provided by treaties, conventions and common law and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “Knowledge” of any Person that is not an individual means (i) in the case of the Company the knowledge which any of the Company’s Officers actually, or would be expected to, have and (ii) in all other cases, the knowledge which any of such Person’s Officers actually, or would be expected to, have, in each case, after due inquiry.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person other than the Company and licensed or sublicensed to the Company, other than any such Intellectual Property Rights solely relating to commercial “off-the-shelf” or “shrink wrap” software.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset other than a statutory lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, liabilities, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with the announcement of the Agreement, the Merger or the transactions contemplated hereby or thereby, including resignations of employees.

     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Net Debt” shall mean Debt as of the Effective Time, net of amounts set forth in Schedule 2.02(a) of the Company Letter.
     “Officer” of any Person means (i) in the case of the Company, the persons listed in Item 1.01 of the Company Letter and (ii) in all other cases, any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any Subsidiary of the Company.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Real Property Lease” means any real property lease, sublease, license, or other occupancy agreement, including, without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company (including, without limitation, any of the foregoing which the Company has subleased or assigned to another Person and as to which the Company remains liable).
     “Registered Intellectual Property Rights” means all Intellectual Property Rights of which the Company or any Subsidiary is the registered owner or has applied to become the registered owner.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.
     “SEC” means the Securities and Exchange Commission.
     “Shares” means the shares of common stock, $0.03 par value, of the Company.
     “Site” means any of the real property currently owned, leased, occupied, used or operated by the Company, including all soil, subsoil, surface waters and groundwater.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     “Third Party” means any Person as defined in this Agreement or any partnership, syndicate or other group deemed to be a “person” under Section 13(d) of the 1934 Act, other than Acquiror or any of its Affiliates.
     Any reference in this Agreement to (i) a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder and (ii) the word “including” shall mean “including, without limitation”.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Consideration Payable to Shareholders	2.02
Articles	3.02
Agreement	Recitals
Bylaws	3.02
Certificates	2.03
Company	Recitals
Company Disclosure Documents	4.08
Company Option	2.05
Company Proxy Statement	4.08
Company SEC Documents	4.06
Company Securities	4.05
Company Shareholder Approval	6.02
Company Shareholder Meeting	6.02
Confidentiality Agreement	6.03
D&O Insurance	7.07
Effective Time	2.01
Employee Plans	4.15
Exchange Agent	2.03
Indemnified Person	7.07
Material Contract	4.23
Merger	Recitals
Merger Consideration	2.02
Merger Sub	Recitals
Option Plan	2.05
Acquiror	Recitals
Superior Proposal	6.04
Surviving Corporation	2.01
Tax	4.14
Tax Authority	4.14
Tax Return	4.14
Termination Fee	10.04
Transfer Taxes	10.04
Uncertificated Shares	2.03

Term	Section
Voting Agreement	6.07
ARTICLE 2
THE MERGER
     Section 2.01. The Merger.
     (a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Florida Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     (b) As soon as practicable, but no later than the third Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall, and Acquiror shall cause Merger Sub to, file a certificate of merger in a form specified by Acquiror with the Florida Secretary of State and make all other filings or recordings required by Florida Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Florida Secretary of State or at such later time as is specified in the certificate of merger.
     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Florida Law.
     Section 2.02. Conversion of Shares.
     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Acquiror, or Merger Sub:
     (a) except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive, net, $0.7723 per share, or an aggregate of $23,566,200 (the “Aggregate Consideration Payable to Shareholders“) based on the 30,515,663 Shares expected to be outstanding at the Effective Time, in cash, without interest (the “Merger Consideration”). Notwithstanding the foregoing, in the following circumstances, the Aggregate Consideration Payable to Shareholders, and thereby the amount payable to shareholders on a per Share basis as set forth above, shall be reduced, as follows:
     (i) if the Net Debt at the Effective Time exceeds $6,798,000, then the Aggregate Consideration Payable to Shareholders shall be reduced by the amount by which the Net Debt due at the Effective Time exceeds $6,798,000; and
     (ii) if the Enumerated Transaction Expenses due at the Effective Time exceed $2,350,000, then the Aggregate Consideration Payable to Shareholders shall be reduced by the amount by which the Enumerated Transaction Expenses due at the Effective Time exceed $2,350,000.
As soon as reasonably practicable, but not later than ten business days before the anticipated Effective Time, the Company shall deliver to Acquiror (i) schedules setting forth with specificity the anticipated Net Debt and the anticipated Enumerated Transaction Expenses expected to be due as of the Effective Time (“Anticipated Amounts”), (ii) supporting information with the respect to the calculation of the Anticipated Amounts and (iii) a certificate of the Chief Financial Officer of the Company attesting to the manner of the calculation of the Anticipated Amounts. Within five business days thereafter, the Acquiror shall determine whether it agrees or disagrees with the Company’s calculations of the Anticipated Amounts. If the Acquiror does not agree with Company’s calculations, it shall, on or before the fifth business day before the Effective Time, provide the Company with schedules setting forth with specificity Acquiror’s calculations of the Anticipated Amounts. Thereafter, between the date that Acquiror presents its schedules and the Effective Time, the Company and the Acquiror shall negotiate in good faith to resolve any such disagreements before the Effective Time.
If after such discussions the parties are unable to reach an agreement as to the Anticipated Amounts to be outstanding as of the Effective Time, and as a result of such disagreement a reduction in the Aggregate Consideration Payable to Shareholders (or a larger reduction, as the case may be) would be required under this Section 2.02(a), the parties shall calculate the reduction in the Aggregate Consideration Payable to Shareholders based solely on Acquiror’s calculations and such computation shall be used for purposes of determining the Merger Consideration to be paid at the Effective Time. Notwithstanding the increased Merger Consideration that would have been payable to the Company’s shareholders hereunder if the Company’s determination of the Anticipated Amounts had been used, such excess amount shall be placed in escrow at the Effective Time with an escrow agent reasonably satisfactory to both Company and Acquiror (“Escrowed Funds”). At such time, the Acquiror and the Company shall also select an arbitrator, which shall be a firm of independent certified public accountants mutually agreed upon by the Acquiror and the Company (but not the Company’s or the Acquiror’s independent certified public accounting firms), to review such matters and request that such arbitrator determine the Net Debt and the Enumerated Transaction Expenses as of the Effective Time. The arbitrator’s decision shall be made as soon as practicable, but no later than 60 days after the Effective Time. The decision of the arbitrator shall be issued in writing to those persons who are the Company’s shareholders immediately prior to the Effective Time and to the Acquiror. The arbitrator’s decision shall be final, non-appealable and binding on all parties. Based on the arbitrator’s decision, the Escrowed Funds shall be paid to the holders of the Shares (as part of the Merger Consideration) or to the Acquiror, as applicable. In any event, the Company shall pay the fees of the arbitrator.
     (b) each Share held by the Company as treasury stock or owned by Acquiror or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
     (c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 2.03. Surrender and Payment.
     (a) Prior to the Effective Time, Acquiror shall appoint Corporate Stock Transfer or another agent who shall be reasonably satisfactory to the Company (the “Exchange Agent”) pursuant to an agreement that shall be reasonably satisfactory to the Company, for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Acquiror shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Such funds shall be invested by the Exchange Agent as directed by Acquiror or the Surviving Corporation pending payment thereof by the Exchange Agent to the holders of the Shares; provided, however, that such investments shall be held by the Exchange Agent and only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Earnings from such investments shall be the sole and exclusive property of Acquiror and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares. Promptly after the Effective Time, but no later than 5 Business Days following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions in form and substance reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Acquiror, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Acquiror for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Acquiror shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.
     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Acquiror, upon demand.

     Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Florida Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration which, to the extent permitted by law, will bear no interest. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of Shares, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquiror, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 2.05. Stock Options. At the Effective Time, each option to purchase Shares that is outstanding immediately prior to the Effective Date (a “Company Option”) pursuant to the Company’s 2003 Stock Option Plan (the “Option Plan”) shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly (but in no event later than five Business Days) after the Effective Time, a cash payment from Acquiror in respect of such cancellation in an amount (if any) equal to:
     (i) the product of (x) the number of Shares subject to such Company Option and (y) the price per Share represented by the per share consideration in Section 2.02(a), minus
     (ii) the exercise price per Share of each such Company Option (in all cases, $0.36 per share) and (ii) all applicable federal, state and local taxes required by law to be withheld.
     Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     Section 2.07. Withholding Rights. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Acquiror, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Acquiror, as the case may be, made such deduction and withholding.
     Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
THE SURVIVING CORPORATION
     Section 3.01. Certificate of Incorporation. The Articles of Incorporation of the Company as in effect at the Effective Time shall be amended in its entirety as set forth on Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Articles”) until amended in accordance with applicable law.
     Section 3.02. Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable law.
     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law the directors and Officers of Merger Sub at the Effective Time shall be the directors and Officers of the Surviving Corporation.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Acquiror that:
     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The

Company has heretofore delivered to Acquiror true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company does not have any Subsidiaries.
     Section 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Florida Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) compliance with the rules and regulations of any over the counter market or national securities exchange, and (v) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the Company, or (iv) result in the creation or imposition of any Lien on any asset of the Company, except in the case of each of clauses (ii), (iii) and (iv) as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.05. Capitalization.
     (a) The authorized capital stock of the Company consists of 35,000,000 Shares. As of the date of this Agreement, there are outstanding:
     (i) 29,220,663 Shares, and
     (ii) employee stock options to purchase an aggregate of 1,295,000 Shares.
     (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed above or in Item 4.05 of the Company Letter, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities or indebtedness of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options, warrants or other rights to acquire from the Company , and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (a), (b) and (c) being referred to collectively as the “Company Securities”). Except as set forth in the Company Letter, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Further, except for the Voting Agreements and as set forth in the Company Letter or as otherwise contemplated by this Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or any arrangements, agreements or other understandings to which the Company is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.
     Section 4.06. SEC Filings.
     (a) The Company has made available to Acquiror (i) the Company’s annual reports on Form 10-K (as may have been amended prior to the date hereof) for its fiscal years ended April 24, 2005, April 25, 2004, April 27, 2003, and April 28, 2002, (ii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since October 1, 2002, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since October 1, 2002 (the documents referred to in this Section 4.06(a), collectively, the “Company SEC Documents”.) The Company has made available to Acquiror all correspondence of the Company, including any comment letters and the responses thereto, from or to the SEC or its staff since October 1, 2002.
     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) The Company has put in place disclosure controls and procedures, as defined in Rule 13a-14(c) promulgated under the 1934 Act.
     Section 4.07. Sarbanes-Oxley Act; Financial Statements; Internal Controls. The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and all applicable rules and regulations promulgated by the SEC thereunder that are effective as to the Company of the date hereof, except as would not be reasonably be expected to have a Material Adverse Effect. The audited consolidated financial statements and unaudited consolidated interim financial statements of the

Company included in the Company SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements. The Company’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would have a Material Adverse Effect on the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of July 24, 2005 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement). The Company’s “disclosure controls and procedures”, as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act, are reasonably designed to ensure that (i) all material information, both financial and non-financial that is required to be disclosed by the Company in the reports that it files or submits under the 1934 Act, is recorded, processed, summarized, and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports. Since the date of their last certification filed with the SEC, neither the chief executive officer of the Company nor the chief financial officer of the Company has become aware of any fact, circumstance, or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting. The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Company’s Knowledge, there have been no violations of provisions of the Company’s code of ethics by any such persons.

     Section 4.08. Disclosure Documents.
     (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.
     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by or on behalf of the Acquiror specifically for use therein.
     (c) The affirmative vote of the holders of a majority of the outstanding Shares are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.
     Section 4.09. Absence of Certain Changes. Since the date of the balance sheet in the Company 10-Q, the business of the Company has been conducted in all material respects in the ordinary course of business and, except as disclosed to Acquiror in Item 4.09 of the Company Letter or in the Company SEC Documents filed prior to the date hereof, there has not been:
     (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (c) any amendment of any material term of any outstanding security of the Company;
     (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
     (e) any creation or other incurrence by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices and other than any such Lien which relates, individually or in the aggregate, to an obligation or obligations of not more than $50,000;
     (f) any making of any loan, advance or capital contributions to or investment in any Person;
     (g) any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (h) any change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;
     (i) any entering into of any material transaction or contract, or making any material commitment to do the same, by the Company, except in the ordinary course of business consistent with past practice;
     (j) any (i) entering into of an agreement providing for any severance or termination pay to (or amendment to any existing arrangement with) any current or former director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any current or former director, officer or employee of the Company, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any labor, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company, (v) increase in compensation or bonus or increase in other benefits (including stock options or other equity-based compensation) payable to any current or former director or officer of the Company, or (vi) except in the ordinary course of business constant with past practices, increase in compensation, bonus or other benefits payable (including stock options or other equity-based compensation) or payment of any bonus or similar remuneration to any current or former employee of the Company;
     (k) except as required by law, any material Tax election made or changed, any annual income tax accounting period changed, any material change in a method of income tax accounting, any amended Tax Return or claim for Tax refund filed, any written closing agreement entered into under Section 7121 of the Code (or similar agreement under state, local or foreign income tax law), or any material Tax controversy settled;
     (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company is a party, or any notification to the Company that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
     (m) any revaluation by the Company of any assets, including, without limitation, writing down of the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice.
     Section 4.10. No Undisclosed Material Liabilities. Except as disclosed in Item 4.10 of the Company Letter or as set forth in the Company SEC Documents, there are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
     (a) liabilities or obligations disclosed and/or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof; and
     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.11. Compliance with Laws and Court Orders. All licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the Company’s business (“Company Permits”) are in full force and effect and the Company is not in violation of any Company Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or would not be likely to have, a Material Adverse Effect. Except for exceptions which would not have a Material Adverse Effect, the businesses of the Company has been conducted in accordance with all applicable laws, regulations, orders, and other requirements of governmental authorities. The Company is, and since the Company Balance Sheet Date has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, in each case except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.12. Litigation. Other than for ordinary course matters, except as disclosed in Item 4.12 of the Company Letter or as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation, audit, arbitration or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, or, to the Knowledge of the Company, pending against, threatened against or affecting, any present or former officer, director or employee of the Company in his or her capacity as such, or any of the properties or assets of the Company before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.
     Section 4.13. Finders’ and Advisory Fees. Except as disclosed in Item 4.13 of the Company Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 4.14. Tax Matters.
     The representations set forth below are subject to the exceptions set forth in the Item 4.14 of the Company Letter.
     (a) The Company has filed within the time and in the manner prescribed by law, all Tax Returns required to be filed by or with respect to the Company and such Tax Returns reflect accurately in all material respects the Tax Liabilities of the Company.
     (b) The Company has within the time prescribed by law paid all Taxes that are due and payable by the Company, except where the failure to so pay such Taxes is being contested in good faith as identified in Item 4.14 of the Company Letter and involve aggregate Taxes so being contested in excess of $25,000.
     (c) The Company has no liens with respect to Taxes upon any of its properties or assets other than liens for Taxes not yet due and payable, except where such Taxes are being contested in good faith as identified in Item 4.15 of the Company Letter and involve aggregate Taxes so being contested not in excess of $25,000.
     (d) The Company has established an adequate accrual or reserve for unpaid Taxes in the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents.
     (e) The Company has not waived in writing any statute of limitations with respect to Taxes of the Company or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect.
     (f) The Company does not have a federal, state, local or foreign audit or other administrative proceeding or court proceeding presently pending or, to the Knowledge of the Company, threatened relating to or involving any Tax Returns for the Company.
     (g) The Company does not have any joint or several Tax liability under Treas. Reg. §1.1502-6 (or similar provisions of any state, local or foreign income Tax law), other than such liability arising solely by reason of membership in the consolidated group of which the Company is the common parent.
     (h) Item 4.15 of the Company Letter sets forth all jurisdictions where the Company files Tax Returns.
     (i) The Company has not been subject to a claim made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.
     (j) No deficiencies for any Taxes have been asserted, proposed or assessed (in each case in writing) against the Company, except for any such Taxes that have been fully paid on or before the Balance Sheet Date or which, if fully paid, would involve aggregate Taxes of less than $25,000.
     (k) The Company has timely disclosed on Tax Returns all reportable transactions required to be disclosed by Treasury Regulations under Section 6011 of the Code, and Item 4.15(k) contains a description of any such disclosures.
     (l) The Company will not be required (A) as a result of a change in method of accounting prior to the date hereof, to include any adjustments under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law) in taxable income for any period after the Effective Time, or (B) as a result of a closing agreement under Section 7121 of the Code (or similar agreement under state, local or foreign income Tax law) to include any item of income or exclude any item of deduction for any period after the Effective Time.

     (m) The Company has not made any payments that are non-deductible under Sections 162(m) or 280G of the Code (or any corresponding provisions of state, local or foreign law).
     (n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provisions of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign law).
     (o) The Company is not a party to a gain recognition agreement under Section 367 of the Code and the regulations thereunder.
     (p) “Tax” means for purposes of this Agreement all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority (“Tax Authority”), including but not limited to, income, gross receipts, excise, property, sales, value-added, use, transfer, net worth, franchise, environmental, payroll, withholding, social security or other taxes, customs, duties, levies or fines, including any interest, penalties or additions attributable thereto, and including liability for a Tax of another Person as a transferee or by virtue of being an acquiring or survivor corporation in a merger or similar transaction.
     (q) “Tax Return” means any return, report, form, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, required by law to be filed with a Tax Authority relating to Taxes.
     Section 4.15. Employee Benefit Plans.
     (a) Item 4.15 of the Company Letter contains a correct and complete list identifying as of the date hereof each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit- sharing, stock option or other stock related rights or other forms of incentive, compensation or loans, deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former director, officer or employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Such contracts, plans, arrangements and policies are referred to collectively herein as the “Employee Plans.”

     (b) True and accurate copies of each Employee Plan of the Company, together, where applicable, with all current trust agreements, the most recent annual reports on Form 5500 and any auditor’s reports, the most recent financial statements, the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Employee Plan of the Company, the most recent IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been made available to Acquiror. In the case of any unwritten Employee Plan, a written description of such plan has been made available to Acquiror. With respect to each “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained, administered or contributed to by the Company or any Affiliate, the Company has provided Acquiror with a list of each actuary, attorney, and accountant providing professional services with respect to each Employee Plan of the Company or the fiduciaries of each Employee Plan of the Company, as well as the location of all other records and the name of the individual responsible for such records with respect to each Employee Plan of the Company.
     (c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the past ten (10) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
     (d) Neither the Company nor any ERISA Affiliate contributes to, or has in the past ten (10) years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA or any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
     (e) No Employee Plan is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA.
     (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company has no Knowledge of any reason why any such determination letter should be revoked or not be issued. Except as would not have a Material Adverse Effect on the Company, each Employee Plan that is intended to be qualified or registered under the laws of any Non-U.S. jurisdiction is so qualified or registered. Except as would not have a Material Adverse Effect on the Company, all amendments required to bring any Employee Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted. To the Knowledge of the Company, nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability
     (g) Except as would not have a Material Adverse Effect on the Company, with respect to each Employee Plan of the Company: (i) each has been maintained, funded, operated and administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or threatened against any such plan, the trustee or fiduciary of any such plan, the Company or any assets of any such plan; (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v) no “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; (vi) all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Company Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing; and (vii) no such plan has any unfunded liabilities which are not reflected on the Company Balance Sheet or the books and records of the Company.
     (h) Except as required pursuant to the agreements listed in Item 4.16 of the Company Letter or pursuant to the terms of this Agreement, neither the execution or approval of this Agreement nor consummation by the Company of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of bonus or other compensation or benefits of any kind under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. Except as set forth in the Company Letter, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, is reasonably expected by the Company to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
     (i) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
     (j) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

     (k) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or labor agreement or other contract or understanding with a labor union or organization.
     (l) Except as disclosed in Item 4.16 of the Company Letter, there exist no loans or extensions of credit by the Company or any of its Subsidiaries to any current and former director, officer, employee and independent contractor of the Company or any of its Subsidiaries with a principal balance in excess of $5,000 and which have not been repaid in full (for any reason) as of the date hereof.
     Section 4.16. Labor Matters. There are no labor disputes or union organization activities pending, or, to the Knowledge of the Company, threatened between the Company and any of its employees. None of the employees of the Company belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and all other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules, and regulations. The Company is not the subject of material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there any pending, or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown, or lockout involving the Company.
     Section 4.17. Environmental Matters.
     (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
     (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law or Release or threatened or suspected Release of any Hazardous Materials;
     (ii) to the Knowledge of the Company, the Company is and has been in compliance with all applicable Environmental Laws and all Environmental Permits; and
     (iii) there are no material liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.
     (b) The Company possesses any and all Environmental Permits necessary or required for the operation of its business as currently conducted, except to the extent that the failure to have such Environmental Permits would not have a Material Adverse Effect on the Company.
     (c) There has been no environmental investigation, study, audit, test, review or other environmental analysis conducted prior to the date of this Agreement of which the Company has Knowledge and/or possession as of the date hereof in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Acquiror at least five Business Days prior to the date hereof.
     (d) The Company does not have any obligation or liability with respect to any Hazardous Materials, including any Release or threatened or suspected Release of any Hazardous Material or any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.
     (e) To our Knowledge, no releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about, or migrating to or from any Site.
     (f) To our Knowledge, the Company has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Materials at, from or to any site or other location.
     (g) No Site is a current or, to our Knowledge, a proposed Environmental Clean-Up Site.
     (h) There are no Liens under or pursuant to any Environmental Law on any Site.
     (i) To our Knowledge, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable requirements.
     (j) To our Knowledge, the Company has provided all notifications and warnings, made all reports and kept and maintained all records required pursuant to Environmental Laws.

     (k) For purposes of this Section 4.17, the term “Company” includes any entity that is, in whole or in part, a predecessor of the Company.
     Section 4.18. Real Property
     (a) Owned Real Property. Except as set forth in Item 4.18 of the Company Letter, the Company does not own any real property, and the Company is not obligated by contract or otherwise to purchase real property. The Company holds options on certain leased real property as more particularly set forth in Item 4.18 of the Company Letter.
     (b) Item 4.18 of the Company Letter contains an accurate and complete list of each Real Property Lease. With respect to each Real Property Lease set forth on Item 4.18 of the Company Letter: (a) it is valid, binding and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due to date have been paid; (c) the lessee has been in peaceable possession since October 2002, or, if shorter, the original term thereof; (d) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (e) there exists no default or event of default by the Company or by any other party thereto; (f) to the Company’s Knowledge, there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (g) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on each Real Property Lease free and clear of all Liens, except for the liens of mortgagees of the real property in which such leasehold estate is located. The Company is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. The Company does not owe any brokerage commission with respect to any Real Property Lease.
     Section 4.19. Banks; Powers of Attorney . Item 4.19 of the Company Letter contains an accurate and complete list showing: (i) the names of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company.
     Section 4.20. Board Recommendation . The Board of Directors of the Company has (a) approved and adopted this Agreement; (b) determined that this Agreement and the transactions contemplated herein are in the best interests of the Company and its stockholders, and (c) resolved to recommend adoption of this Agreement to the stockholders of the Company.
     Section 4.21. Anti-takeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements, and the transactions contemplated hereby from the restrictions on “business combinations” contained in applicable Florida Law, and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.
     Section 4.22. Intellectual Property.
     (a) Item 4.22 of the Company Letter contains a true and complete list of each of the registrations, applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, specifying as to each such Intellectual Property Right, as applicable, (i) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iii) the registration or application numbers thereof, (iv) the termination or expiration dates thereof, and (vi) all agreements related to such intellectual Property Right which is a Licensed Intellectual Property Right, setting forth the date of any license or agreement and the identity of all parties thereto.
     (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together with Intellectual Property Rights solely relating to commercial “off-the-shelf” or “shrink wrap” software constitute all the Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted.
     (c) To the Knowledge of the Company, the Company’s use of the Intellectual Property Rights does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third person, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, there is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened in writing against the Company, any present or former officer, director or employee of the Company in his or her capacity as such, (i) challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, except, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.23. Material Contracts.
     (a) Except as disclosed in Item 4.23 of the Company Letter, as of the date hereof, the Company is not a party to or bound by:
     (i) any agreement for the purchase by the Company of materials, supplies, goods, services, equipment or other assets that has a term of at least one year;
     (ii) any sales, distribution or other similar agreements not entered into in the ordinary course of business providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets;
     (iii) any partnership, joint venture or other similar equity agreement or arrangement under which the Company and any other Person both have an equity interest in another Person; or
     (iv) any agreement that limits, in any material respect, the freedom of the Company to compete in any line of business or with any
     Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which would so limit the freedom of Acquiror after the Effective Time.
     (b) The agreements and contracts required to be disclosed in Item 4.22 of the Company Letter, along with Real Estate Leases disclosed in Item 4.18 of the Company Letter, are referred to herein as the “Material Contracts”.
     (c) Except as set forth in Item 4.23 of the Company Letter, as of the date hereof, each Material Contract is a valid and binding agreement of the Company, to the Knowledge of the Company, the other party thereto and is in full force and effect; neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder, which would have, individually or in the aggregate, a Material Adverse Effect on the Company. Subject to applicable law (whether state, federal or foreign) or confidentiality agreements, as of the date hereof, true and complete copies of each Material Contract have been made available to the Acquiror.
     Section 4.24. Employees.
     (a) The Company has previously made available to Acquiror a true and complete list of the names, titles and compensation of all officers of the Company and all other corporate and management employees of the Company.

     (b) To the Knowledge of the Company, no Officer or other vice-president (or person senior to any vice-president) of the Company or its Subsidiaries has indicated as of the date hereof that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, except for the resignations disclosed to the Company in Item 4.24 of the Company Letter.
     (c) Except as set forth in Item 4.24 of the Company Letter, the Company has not entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of the Company to terminate its employees at will may be limited by applicable federal, state or local law, or (ii) under which the Company could have any material liability.
     Section 4.25. WARN Act. The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local, or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the effective date of this Agreement.
     Section 4.26. Insurance. The Company has previously made available to Acquiror copies of all insurance policies to which the Company is a party or is a beneficiary or named insured. All of the insurable properties of the Company are insured pursuant to insurance policies as the Company reasonably believes is customary in the industry in which the Company is engaged. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by the Company. Except as set forth on Item 4.25 of the Company Letter, there have been no claims in excess of $50,000 asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, errors and omissions, property liability, worker’s compensation, and medical claims since the Company Balance Sheet Date.
     Section 4.27. Interests in Other Entities. Other than as disclosed in Item 4.26 of the Company Letter, the Company does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (iii) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any Person, or (2) to share any profits or capital investments or both.
     Section 4.28. Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.29. Opinion of Financial Advisor. The Company has received the opinion of Capitalink, L.C. to the effect that, as of the date of such opinion, the Merger Consideration was fair from a financial point of view to the Company shareholders, and, as of the date hereof, such opinion has not been withdrawn (such opinion, the “Company Fairness Opinion”).
     Section 4.30. Title to Property; Encumbrances. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by it (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Company Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Company Balance Sheet Date (except for properties and assets reflected in the Company Balance Sheet or acquired or otherwise contracted for since the Company Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on the Company Letter. The property, plant and equipment of the Company, whether owned or otherwise contracted for, is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.
     Section 4.31. Trading with the Enemy Act; Patriot Act. No sale of the Company’s securities nor the Company’s use of the proceeds from such sale has violated the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company (a) is not a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and (b) does not engage in any dealings or transactions, and is not otherwise associated with any such person. The Company is in material compliance with the USA Patriot Act of 2001 (signed into law October 26, 2001).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
     Acquiror represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Acquiror and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Acquiror or Merger Sub.
     Section 5.02. Corporate Authorization. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby are within the corporate powers of Acquiror and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     Section 5.03. Governmental Authorization. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Florida Secretary of State and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business, (ii) compliance with any applicable requirement of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) compliance with the rules and regulations of any over the counter securities market or any national securities exchange, and (v) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or Merger Sub.
     Section 5.04. Non-contravention. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Acquiror or Merger Sub, or (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations referred to in clause (ii) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or Merger Sub.
     Section 5.05. Disclosure Documents. The information with respect to Acquiror and any of its
     Subsidiaries that Acquiror furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
     Section 5.06. Finders’ or Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.
     Section 5.07. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities other than in connection with this Agreement or as contemplated hereby.
ARTICLE 6
COVENANTS OF THE COMPANY
     The Company agrees that:
     Section 6.01. Conduct of the Company. Except as provided for in Item 6.01 of the Company Letter, from the date hereof until the Effective Time, the Company shall conduct its business in all material respects in the ordinary course of business consistent with past practices and shall use its best efforts to preserve intact its business organization and relationships with customers and other third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated by this Agreement, as provided for in Item 6.01 of the Company Letter, or as otherwise approved by Acquiror (which approval shall not be unreasonably withheld or delayed):

     (a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws.
     (b) the Company shall not merge or consolidate with any other Person or acquire the stock or assets of any other Person;
     (c) the Company shall not sell, lease, license or otherwise dispose of any material amount of assets, securities or property or interest therein;
     (d) the Company shall not (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock or split, combine or reclassify any capital stock, or issue or authorize the issuance of any other securities in respect of or in substitution for any capital stock, (ii) purchase, redeem or otherwise acquire any shares of its capital stock, (iii) issue, deliver, sell, authorize, pledge or otherwise create a Lien on, any shares of capital stock or securities convertible into capital stock, other than issuances of Shares upon the valid exercise of any Options existing on the date hereof in accordance with their present terms, (iv) make any loans, advances or capital contributions to or investments in any other Person, (v) incur any indebtedness for borrowed money, or guarantee any indebtedness for borrowed money of or on behalf of another Person (except that Company may borrow additional available amounts under lines of credit in place as of the date of this Agreement), (vi) make any material change in its methods or principles of accounting or in its maintenance of its books and records, except as required by GAAP or the SEC as concurred in by the Company’s independent auditor, (vii) settle any material claim, action or proceeding involving money damages, except to the extent subject to reserves existing as of the date hereof in accordance with GAAP, (viii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding, or regulatory investigation pending, except for such consent decrees, injunctions, or restraints which do not individually or in the aggregate have a Material Adverse Effect, (ix) transfer or license to any Person or otherwise extend, amend or modify any Intellectual Property Rights owned by the Company, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements, or understandings already in place, (x) modify, amend, or terminate in any manner adverse to the Company any of the Material Contracts other than in the ordinary course of business, or (xi) other than as expressly permitted in section 6.04 hereof, take any action to omit or take any action for the purpose of preventing, delaying, or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.
     (e) except as required by contracts or compensation plans existing as of the date hereof and binding on the Company, to comply with applicable law, or as set forth below, the Company shall not (i) increase in any material respect the amount of compensation or fringe benefits of, pay any bonus to, or grant severance or termination pay to, any director, Officer or other management level employee of the Company (except for the payment of compensation and benefits (excluding severance pay) to new employees (other than officers) hired by the Company in the ordinary course of business, or compensation increases to non- corporate restaurant employees if such compensation increases are in the ordinary course of business consistent with past practices), (ii) make any increase in, or commitment to increase, or adopt, any Employee Plans, (iii) amend or change the exercisability or vesting of any Options, or reprice any Options or authorize cash payments in exchange for any Options, (iv) modify any employment, severance or termination agreement with any director, Officer or other employee of the Company existing as of the date hereof, or enter into any employment, severance, termination or other agreement with any director, Officer or other employee of the Company the benefits of which are in whole or in part contingent upon, or the terms of which are materially altered upon, the occurrence of a transaction involving the Company of the nature contemplated hereby;
     (f) the Company shall not exempt any Third Party from, or to render inapplicable to any Acquisition Proposal, the restrictions on “business combinations” of applicable Florida Law;
     (g) the Company shall not (i) enter into any new material line of business, or (ii) incur or commit to any capital expenditures other than normal routine maintenance capital expenditures consistent with past practices and other non-routine capital expenditures exceeding $25,000 in the aggregate;
     (h) the Company will not discharge or forgive any liabilities in excess of $25,000, except in the ordinary course of business.
     (i) the Company shall not agree or commit to do any of the foregoing.
     Section 6.02. Shareholder Meeting; Consent; Proxy Material. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger (the “Company Shareholder Approval”). Subject to Section 6.04(b), the Board of Directors of the Company shall unanimously recommend approval and adoption of this Agreement and the Merger by the Company’s Shareholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, shall use commercially reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other materials for such meeting and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall provide Acquiror and its counsel with a reasonable opportunity to review and comment on the Company Proxy Statement before it is filed with the SEC and the Company agrees to reflect in the Company Proxy Statement, when so filed with the SEC, such comments as Acquiror and its counsel reasonably may propose. The Company shall provide Acquiror and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of such comments or other communications and (ii) the opportunity to participate in the response of the Company to such comments, including by participating with the Company or its counsel in any discussions with the SEC. If, at any time prior to the Effective Time, any information relating to the Company, or any of their respective affiliates, officers or directors, is discovered by the Company or the Acquiror and such information should have been set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other party to, and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company. Acquiror shall cooperate with the Company in the preparation of the Company Proxy Statement and accompanying proxy materials and any amendment or supplement thereto. Acquiror agrees to cause all Shares purchased pursuant to the Merger and all other Shares of the Company entitled to vote on the Merger owned by Acquiror to be voted in favor of the Merger.
     Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law, any existing confidentiality obligations which are listed in the Company Letter (the “Confidentiality Agreement”), the Company shall (i) give Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Acquiror, its employees, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Acquiror in its investigation of the Company and its Subsidiaries and (iv) notify and consult with Acquiror prior to entering into any agreement to pay any contested liabilities involving more than $25,000 in cash. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Acquiror in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
     Section 6.04. No Solicitation.
     (a) Subject to Sections 6.04(b), 6.04(c) and 6.04(d), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its

Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries regarding any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries entered into after the date of this Agreement (it being acknowledged hereby by the Company that it is not currently bound by any such standstill or similar agreement with any Person except for Acquiror) or (iv) enter into any agreement with respect to an Acquisition Proposal.
     (b) The Board of Directors, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.04(a), has made a bona fide Acquisition Proposal that the Board of Directors reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (iii) following receipt of a bona fide Acquisition Proposal that the Board of Directors reasonably believes will lead to a Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Acquiror its recommendation to its stockholders referred to in Section 6.02 hereof, and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take in contravention of Section 6.04(a), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors determines in good faith by a majority vote, after receiving a written opinion from Akerman Senterfitt (or other outside legal counsel of nationally recognized reputation) and Capitalink, L.C., financial advisor to the Company (or another financial advisor of nationally recognized reputation) that such action is consistent with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors from complying with Rules 14D-9 or 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.
     (c) The Company shall advise Acquiror orally within twenty-four (24) hours (without counting any hours falling on a Saturday or Sunday or nationally or locally recognized holiday) and in writing within forty-eight (48) hours (without counting any hours falling on a Saturday or Sunday or nationally or locally recognized holiday) of (i) its receipt of an Acquisition Proposal, (ii) the fact that in response thereto it plans to furnish confidential information to the proponent thereof or has plans to commence negotiations with the proponent thereof, and (iii) the terms and conditions of any such Acquisition Proposal, indication or request. If any such Acquisition Proposal is in writing, the Company shall within one (1) business day after it receives same deliver or cause to be delivered to Acquiror a copy of such Acquisition Proposal and within one (1) business day after it receives a written update of any Acquisition Proposal, provide a copy of such update to Acquiror.
     (d) If the Company has received a bona fide Acquisition Proposal that the Board of Directors reasonably believes will lead to a Superior Proposal, nothing in this Agreement shall prevent the Board of Directors from (i) withdrawing or modifying its approval or recommendation of the Merger and this Agreement and/or (ii) approving or recommending any Superior Proposal received by the Company and/or terminating this Agreement pursuant to Section 9.01(c) (and concurrently with or immediately after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal) (any such action, a “Change in Recommendation”), but the Board of Directors may only effect a Change in Recommendation if the following conditions are met: (x) within forty-eight (48) hours (without counting any hours falling on a Saturday, Sunday or nationally or locally recognized holiday) after receiving such notice, the Company shall deliver to the Acquiror written notice (A) stating that the Company has received a Superior Proposal and that the Board of Directors intends to consider a Change of Recommendation, (B) include a copy of any proposed transaction documents relating to such Superior Proposal (including documents as to such party’s ability to finance such transaction, if such Superior Proposal is to be paid for in cash, whether in whole or in part, and (C) disclose the identity of the party making such Superior Proposal, and (y) if the Superior Proposal has been received by the Company on or before December 15, 2005, Acquiror shall have until the later of five (5) business days after it receives such notice or December 15, 2005 to respond to such notice with an amended offer which provides for economic terms not less favorable to the Company’s shareholders than the Superior Proposal that has been received, and (z) if the Superior Proposal has been received by the Company after December 15, 2005, Acquiror shall have five (5) business days after it receives such notice to respond to such notice with an amended offer which provides for economic terms not less favorable to the Company’s shareholders than the Superior Proposal that has been received. If Acquiror chooses to submit an amended offer, the parties making the Superior Proposal shall have, upon notice, five (5) business days in which to respond to such notice with a further amended offer. If the party making such Superior Proposal comes forth with a further proposal, further notice shall be delivered to Acquiror as set forth in this section. Notwithstanding the foregoing, if Acquiror submits an amended offer which provides for economic terms not less favorable to the Company’s shareholders than the Superior Proposal that has been received, and thereafter no further Superior Proposals are received, the Board shall agree to continue to support the Merger and not to make a Change of Recommendation.
     (e) The Company shall, and shall cause its Subsidiaries and direct its advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall request any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.
     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of at least $26,532,000 in cash and/or securities for all or substantially all of the Shares of the Company or for substantially all of the assets of the Company, on terms that the Board of Directors determines in good faith by a majority vote, after considering the written opinion of Capitalink, L.C. or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors, is from a Person that in the reasonable judgment of the Company’s Board of Directors, after consultation with a recognized financial advisor, is financially capable of consummating such a proposal, and that in the reasonable judgment of the Company’s Board of Directors, after consultation with a recognized financial advisor, if accepted, is reasonably likely to be consummated and taking into account all legal, financial, and regulatory aspects of the offer and the Person making the offer.
     Section 6.05. Notices of Certain Events. The Company shall promptly notify Acquiror of:
     (a) any written notice or other communication from any Person that, to its Knowledge, alleges that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any written notice or other communication it receives from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;
     (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relate to the consummation of the transactions contemplated by this Agreement of which the Company has Knowledge; and
     (d) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that any of the conditions set forth in Article 8 could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, remedies or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     Section 6.06. FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver to Acquiror a certification pursuant to Treasury Regulations Sections 1.897- 2(h) and 1.1445-2(c), signed by the Company and dated not more than 15 days prior to the Closing Date, to the effect that the Company is not, nor has it been at any time within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.
     Section 6.07. Voting Agreements. Upon execution of this Agreement, the Company will deliver to Acquiror copies of the agreements by and among Acquiror, Merger Sub, the Company and (i) each director who is a stockholder of the Company to vote its Shares in favor of the Merger and (ii) Berjaya Group (Cayman) Limited and Tonto Capital Partners, GP, to vote their respective Shares in favor of the Merger (the “Voting Agreements”).
ARTICLE 7
COVENANTS OF ACQUIROR AND THE COMPANY
     The parties hereto agree that:
     Section 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Acquiror shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of the Company and Acquiror shall not, and each shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Company or Acquiror respectively, hereunder inaccurate or untrue in any material respect at, or as of, the Effective Time.
     Section 7.02. Certain Filings. The Company and Acquiror shall cooperate with one another (i) in connection with the preparation of the Company

Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers. The Company shall provide to Acquiror, and Acquiror shall provide to the Company, copies of all filings made by the Company or Acquiror, as the case may be, with any governmental entity in connection with this Agreement and the transactions contemplated hereby. Non-public information contained in such filings shall be considered confidential under the Confidentiality Agreement.
     Section 7.03. Public Announcements. Acquiror and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange.
     Section 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 7.05. Employee Matters.
     (a) Acquiror shall cause its benefit plans to waive any preexisting condition, exclusions or waiting period limitation that was likewise waived or otherwise satisfied as to each Company Employee under the terms of any corresponding Employee Plan immediately prior to the Effective Time. Acquiror shall cause each benefit plan in which employees of the Company become eligible to participate to provide that such employees be given credit for all service with the Company (or all service credited by the Company) to the same extent as if rendered to Acquiror or its Subsidiaries.
     (b) Acquiror will, or will cause the Surviving Corporation to, honor the severance policies, agreements and plans set forth the Company Letter with respect to employees and former employees of the Company and its Subsidiaries as of the date hereof and the terms of such plans and agreements as in effect on the date hereof, to the extent required by law or contract and subject to any waivers granted or amendments entered into by any plan participants or employees of the Company.
     Section 7.06. Notices of Certain Events. Acquiror shall promptly notify the Company of:
     (a) any written notice or other communication from any Person that, to its Knowledge, alleges that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any written notice or other communication it receives from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and
     (c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement of which it has Knowledge.
     Section 7.07. Indemnification; Directors and Officers Insurance.
     (a) Acquiror shall, or shall cause the Surviving Corporation to, honor all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent, when acting in such capacity (an “Indemnified Person”) of the Company (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company), determined as of the Effective Time, to the extent provided under Florida Law, in the Articles of Incorporation of the Company, in the Bylaws of the Company or in any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 7.07; provided, further that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under Florida Law, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Acquiror; and provided, further that nothing in this Section 7.07 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any

Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.
     (b) D&O Insurance.
     (i) Prior to the Effective Time, the Company shall have the right to obtain and pay for in full a “tail” coverage directors’ and officers’ liability insurance policy (“D&O Insurance”) covering a period from the Effective Time until 6 years after the Effective Time and providing coverage in amounts and on terms consistent with the Company’s existing D&O Insurance.
     (ii) In the event the Company is unable or unwilling to obtain D&O Insurance, Acquiror shall cause the Surviving Corporation to maintain the Company’s D&O Insurance (the “Existing D&O Insurance”) for a period of not less than 6 years after the Effective Time with coverage of no less than amounts currently held by the Company, provided, however, that the Surviving Company shall not be required to pay annual premiums for the Existing D&O Insurance (or for any substitute policies) in excess of 180% of the annual premium paid by the Company with respect to the Existing D&O Insurance (the “Maximum Premium”), which amount the Company has disclosed to Acquiror prior to the date hereof. In the event that any future annual premiums for the Existing D&O Insurance (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Insurance (or any substitute policies) to the greatest amount of coverage reasonably procurable for a premium equal to the Maximum Premium.
     (iii) It is understood and agreed that if the Company procures any D&O Insurance pursuant to Section 7.07(b)(i), Acquiror will have no further obligations under Section 7.07(b)(ii).
     (c) The provisions of this Section 7.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror, the Company and the Surviving Corporation.

ARTICLE 8
CONDITIONS TO THE MERGER
     Section 8.01. Conditions to Obligations of Each Party. The obligations of the Company, Acquiror and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) the Company shall have obtained Company Shareholder Approval in accordance with Florida state corporate Law;
     (b) no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect, that (i) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) otherwise, individually or in the aggregate, would have a Material Adverse Effect on Acquiror (including the Surviving Corporation and its Subsidiaries), after giving effect to the Merger; provided, however, that each of the parties shall have used their best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including, without limitation, taking such action as is required to comply with Section 8.01, and to appeal as promptly as possible any injunction or other order that may be entered;
     (c) all required approvals, applications, or notices with governmental entities and/or self-regulatory agencies shall have been obtained (the “Approvals”), except those approvals, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;
     (d) no order suspending the use of the Company Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC; and
     (e) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.
     Section 8.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, or, to the extent legally permissible, waiver, of the following conditions:
     (a) (i) Acquiror shall have performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and (iii) the Company shall have received a certificate signed by the chief executive officer of Acquiror and Merger Sub to the foregoing effect; and
     (b) there shall not be pending any suit, proceeding, or investigation (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated herein, or (ii) relating to the Merger and seeking to obtain from the Company any damages that may be material to the Company;
     (c) Company shall have received an opinion of Littman Krooks, LLP, counsel for the Acquiror and Merger Sub, in form and substance reasonably satisfactory to the Company.
     Section 8.03. Conditions to the Obligations of Acquiror.The obligation of Acquiror to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:
     (a) (i) the Company shall have performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and (iii) the Acquiror shall have received a certificate signed by the chief executive officer of Company to the foregoing effect; and
     (b) there shall not be pending any suit, proceeding, or investigation (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated herein, (ii) relating to the Merger and seeking to obtain from the Acquiror or Merger Sub any damages that may be material to Acquiror, or (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation;
     (c) the Company shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses and leases set forth as requiring consent in the Company Letter, except those consents, waivers, or approvals the failure to obtain of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

     (d) there shall not have occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on the Company;
     (e) Acquiror shall have successfully completed a financing (of equity, debt or a combination thereof,) or series of related financings of not less than gross proceeds of $35,000,000 (the “Required Financing”);
     (f) the Company shall have received from Capitalink, L.C. an opinion as to the fairness to the Company’s shareholders from a financial point of view of the consideration to be offered to the Company in connection with the transactions contemplated hereby; and
     (g) Acquiror shall have received an opinion of Akerman Senterfitt, counsel for the Company, in form and substance reasonably satisfactory to the Acquiror.
ARTICLE 9
TERMINATION
     Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written agreement of the Company and Acquiror;
     (b) by either the Company or Acquiror, if:
     (i) the Merger has not been consummated on or before February 15, 2006; or
     (ii) (A) there shall be any law or regulation that makes acceptance for payment of, and payment for consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party who has not used its best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.01.
     (c) by the Company in the event that the Company has entered into a binding agreement with a third party in which it has accepted a Superior Proposal, provided that the Company has complied in all respects with the provisions contained in Section 6.04(d) herein.

     (d) by the Company, if Acquiror, after Company receives a Superior Proposal and thereafter Acquiror presents an amended offer on or before the dates set forth below, does not provide correspondence to Company from credible financing sources indicating an interest in providing the financing to the Acquiror that will satisfy the Required Financing, as follows:
     (i) if the Acquiror’s amended offer has been provided to the Company on or before January 11, 2006, then such correspondence must be provided to the Company on or before January 16, 2006; or
     (ii) if the Acquiror’s amended offer has been presented to the Company after January 11, 2006, then such information and documentation must be provided to the Company within three business days after Acquiror’s amended offer has been provided to the Company.
     (e) by the Company, if Acquiror or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 10 days after the giving of written notice to Acquiror or Merger Sub as applicable.
     (f) by Acquiror, if Company has breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 10 days after the giving of written notice to Company.
     (g) By Acquiror if:
     (i) Company Stockholder Approval in accordance with state Law has not been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or in an action by written consent of the holders of a majority of the outstanding Shares;
     (ii) more than 5% of the Company’s stockholders have properly demanded appraisal rights;
     (iii) it is unable to obtain the Required Financing; or
     (iv) the Company breaches any provision of Section 10.04(b).
The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.
     Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. Notwithstanding the foregoing, the provisions of Section 4.14, Section 5.06, Section 10.04, Section 10.06 and, Section 10.07 shall survive any termination hereof pursuant to Section 9.01.
ARTICLE 10
MISCELLANEOUS
     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Acquiror or Merger Sub, to:	Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131
Attn: Chief Executive Officer
Fax: (858) 635-3976

with a copy to:	Littman Krooks LLP
655 Third Avenue
20th Floor
New York, New York 10017
Attn: Mitchell C. Littman, Esq.
Fax: (212) 490-2990

if to the Company, to:	Roadhouse Grill, Inc.
2703-A Gateway Drive
Pompano Beach, Florida 33069
Attention: Chief Financial Officer
Fax: (954) 969-5422

with a copy to:	Akerman Senterfitt
One Southeast Third Avenue
Miami, FL 33131
Attn: Philip B. Schwartz, Esq.
Fax: (305) 374-5095
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery).
     Section 10.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, and any other agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
     Section 10.03. Amendments; No Waivers.
     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 10.04. Expenses.
     (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. In that regard, Acquiror acknowledges the expenses set forth in Item 10.04 of the Company Letter that at the closing of the Merger, the Company shall be obligated to pay.
     (b) If Acquiror terminates this Agreement under Section 9.01(c), the Company shall pay (by wire transfer of immediately available funds) a fee of $1,282,000 (the “Termination Fee”), together with all of the reasonable expenses incurred by Acquiror in connection with the transactions contemplated by this Agreement (but no more than $500,000 in the aggregate) no later than the date which is the next Business Day after the Company makes public disclosure that it has entered into a binding agreement with the third party providing such Superior Proposal. Payment of the Termination Fee shall constitute liquidated damages and be the sole and exclusive remedy of Acquiror and Merger Sub arising in connection with this Agreement, including without limitation, with respect to the matters giving rise to the termination of this Agreement.

     (c) The Company acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Acquiror pursuant to this Section 10.04, it shall also pay any costs and expenses incurred by Acquiror or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.
     (d) If any litigation arises between the parties hereto out of the obligations of the parties under this Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
     Section 10.05. Binding Effect; Benefit; Assignment.
     (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 7.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Acquiror or Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Acquiror or Merger Sub of its obligations hereunder.
     Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 10.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the federal courts in the District of Delaware or in the Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
     Section 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
     Section 10.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     Section 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Florida or any Florida state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.14. Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Acquiror (including Merger Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Acquiror or the Company, as the case may be, to cause such Subsidiary to take such action.
     Section 10.15. Company Letter. References in the Company Letter to a particular Section or Sections of this Agreement are not intended to limit, and shall not be construed as limiting, the disclosures contained therein which are reasonably applicable to another Section or Sections. The disclosures in the Company Letter are made in response to the representations and warranties of the Company and certain other covenants of the Company contained in this Agreement without fully taking into consideration the standard of materiality set forth in certain of such representations, warranties or covenants; and no disclosure made therein shall (i) constitute an admission or determination that any fact or matter so disclosed is material to the business, properties, prospects, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) be deemed to modify in any respect the standard of materiality set forth in any representation, warranty, covenant or other provision contained in this Agreement.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Roadhouse Grill, Inc.
By:	/s/ Ayman Sabi
Ayman Sabi
President and Chief Executive Officer

Steakhouse Partners, Inc.
By:	/s/ A. Stone Douglass
A. Stone Douglass
Chairman and Chief Executive Officer

RGI Acquisition Corp.
By:	/s/ Susan Schulze-Claasen
Susan Schulze-Claasen
President

Annex B

Capitalink, L.C. One Alhambra Plaza Suite 1410 Coral Gables, Florida 33134 Phone 305-446-2026 Fax 305-446-2926 www.capitalinklc.com
November 4, 2005
The Board of Directors
Roadhouse Grill, Inc.
2703-A Gateway Drive
Pompano Beach, FL 33069
Gentlemen:
We have been advised that, pursuant to the Draft Agreement and Plan of Merger dated October 17, 2005 (the “Merger Agreement”), Steakhouse Partners, Inc. (“Steakhouse”) will acquire 100% of the outstanding common stock of Roadhouse Grill, Inc. (the “Company”) for consideration of $0.7723 per share, (the “Merger Consideration”, and the transaction described is hereinafter, the “Transaction”). We have been retained to render an opinion as to whether, on the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s nonaffiliated shareholders.
We have not been requested to opine as to, and the opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Transaction. We were not asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company. We were not engaged to seek alternatives to the Transaction that might exist for the Company. The amount of the Merger Consideration was determined pursuant to negotiations between the Company, Steakhouse and each of their respective advisors, and not pursuant to recommendations of Capitalink.
In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:
•	Reviewed the Merger Agreement.

•	Reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the year ended April 24, 2005, the Quarterly Report on Form 10-Q for the thirteen weeks ended July 24, 2005, and the Current Reports on Form 8-K filed April 7, 2005 and November 2, 2005.

•	Reviewed non-public information and other data with respect to the Company, including various internal financial management reports.

•	Considered the historical financial results and present financial condition of the Company.
Mergers & Acquisitions   |    Fairness Opinions & Valuations    |    Restructuring    |   Capital Raising   |   Financial Advisory

The Board of Directors
Roadhouse Grill, Inc.
November 4, 2005

•	Reviewed and compared the trading of, and the trading market for the Company’s common stock, the Comparable Companies (as defined hereinafter), and a general market index.
•	Reviewed and analyzed the Company’s projected unlevered free cash flows and prepared a discounted cash flow analysis.
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to the Company (the “Comparable Companies”).
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of the Company.
•	Reviewed and analyzed the premiums paid in certain other transactions.
•	Reviewed and discussed with representatives of the Company certain financial and operating information furnished by them, including financial analyses with respect to the Company’s business and operations.
•	Performed such other analyses and examinations as were deemed appropriate.
We have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Company management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the Company’s assets or liabilities (contingent or otherwise). We have not attempted to confirm whether the Company has good title to its assets.
We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assume that the Transaction will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the nonaffiliated shareholders of the Company.
Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of November 4, 2005. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.
Our opinion is for the use and benefit of the Company’s Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company whether such shareholder should take any

The Board of Directors
Roadhouse Grill, Inc.
November 4, 2005

action, such as voting on any matter or seeking any dissenter’s rights, in connection with the contemplated Transaction. We do not express any opinion as to the current or future performance of the Company or, if the Transaction is not consummated, the price at which the Company’s common stock would trade at any time in the future.
Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the Company’s nonaffiliated shareholders.
In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. Neither Capitalink nor its principals beneficially own any interest in the Company or Steakhouse. We have not provided any other services to the Company or Steakhouse and our fee for providing the fairness opinion is not contingent on the completion of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.
Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.
Very truly yours,
/s/ Capitalink, L.C.
Capitalink, L.C.

Annex “C”
607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:
(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
(4) “Fair value” means the value of the corporation’s shares determined:
(a) Immediately before the effectuation of the corporate action to which the shareholder objects.
(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 Right of shareholders to appraisal.
(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;
(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;
(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or
(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1. Altering or abolishing any preemptive rights attached to any of his or her shares;
2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;
5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.
(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.
(b) The applicability of paragraph (a) shall be determined as of:
1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.
(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or
b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or
c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:
(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or
(b) Was procured as a result of fraud or material misrepresentation.
607.1303 Assertion of rights by nominees and beneficial owners.
(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights
(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
607.1321 Notice of intent to demand payment.
(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.
(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
607.1322 Appraisal notice and form.
(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1. The shareholder’s name and address.
2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3. That the shareholder did not vote for the transaction.
4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
(b) State:
1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3. The corporation’s estimate of the fair value of the shares.
4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c) Be accompanied by:
1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.
607.1323 Perfection of rights; right to withdraw.
(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
607.1324 Shareholder’s acceptance of corporation’s offer.
(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
607.1326 Procedure if shareholder is dissatisfied with offer.
(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.
(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
607.1331 Court costs and counsel fees.
(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
607.1332 Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
607.1333 Limitation on corporate payment.
(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

SPECIAL MEETING OF SHAREHOLDERS OF
ROADHOUSE GRILL, INC.
January 30, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
1.
To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated November 17, 2005, by and among Roadhouse, Steakhouse Partners, Inc., and RGI Acquisition Corp, and the transactions (the “Merger”) contemplated by the Merger Agreement (all as more fully described in the accompanying Proxy Statement).
		☐	☐	☐
2.	To adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies to approve the Merger Agreement and the Merger.	☐	☐	☐
THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SET FORTH ABOVE AND, WHERE NO DIRECTIONS ARE GIVEN, SUCH SHARES OF ROADHOUSE’S COMMON STOCK WILL BE VOTED FOR EACH PROPOSAL REFERRED TO ABOVE.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS DATED JANUARY 5, 2006, AND THE ACCOMPANYING PROXY STATEMENT.
YOUR VOTE IS IMPORTANT!
Mark, sign and date this proxy and return it promptly in enclosed postage paid return envelope.
PLEASE VOTE

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ROADHOUSE GRILL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ROADHOUSE GRILL, INC. AND ITS BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ITEMS 1 AND 2
     Ayman Sabi and Michael C. Brant, and each of them, are appointed by the undersigned as proxies, each with power of substitution, to represent and vote the shares of common stock of Roadhouse Grill, Inc. (“Roadhouse”) which the undersigned would be entitled to vote at the Special Meeting of Shareholders of Roadhouse to be held on January 30, 2006 at 10:00 a.m. local time, at One SE Third Avenue, Miami, Florida and at any postponements or adjournments thereof (the “Special Meeting”) as if the undersigned were present and voting at the Special Meeting.
(Continued and to be signed on the reverse side)